UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

    (Amendment No.    )

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Cabot Corporation

(Name of Registrant as Specified In Its Charter)

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January 28, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Cabot Corporation, which will be held on Thursday, March 11, 2010 at 4:00 p.m., local time, at the Corporate Headquarters of Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, Massachusetts.

If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement and proxy card (or voter instruction form if your shares are held through a broker or bank) are enclosed along with a copy of our Annual Report on Form 10-K. If you received your annual meeting materials by e-mail, the e-mail contains voting instructions and links to the proxy statement and Annual Report on the Internet.

You will find information regarding the matters to be voted on at the meeting in the attached proxy statement. Following the formal portion of the meeting, there will be a report on Cabot’s operations during fiscal 2009 followed by a question and answer period.

Whether or not you plan to attend the annual meeting, it is important that your shares be represented. You may vote by mailing a completed proxy card or, if your proxy card or voter instruction form so indicates, by phone or the Internet.

We look forward to seeing you at the meeting.

Sincerely,

PATRICK M. PREVOST
President and Chief Executive Officer

Notice of Annual Meeting of Stockholders

to be held on March 11, 2010

The 2010 Annual Meeting of Stockholders of Cabot Corporation will be held on Thursday, March 11, 2010 at 4:00 p.m., local time, at the Corporate Headquarters of Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, Massachusetts, for the following purposes:

1.	To elect three directors to the class of directors whose term expires in 2013;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2010; and

3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

You may vote if you were a stockholder of record at the close of business on January 14, 2010. To ensure that your vote is properly recorded, please vote as soon as possible, even if you plan to attend the annual meeting. Most stockholders have three options for submitting their vote: (1) using the Internet, (2) by phone or (3) by mail.

You may still vote in person if you attend the annual meeting. For further details about voting, please refer to the section entitled “About the Annual Meeting” beginning on page 1 of this proxy statement.

This notice and proxy statement are first being sent to stockholders on or about February 4, 2010. Our Annual Report on Form 10-K is being sent with this notice and proxy statement.

By order of the Board of Directors,

Jane A. Bell

Secretary

Cabot Corporation

Two Seaport Lane, Suite 1300

Boston, Massachusetts 02210-2019

January 28, 2010

ABOUT THE ANNUAL MEETING

Cabot Corporation

Two Seaport Lane, Suite 1300

Boston, Massachusetts 02210-2019

Proxy Statement

References to “the Company”, “Cabot”, “we”, “us”, and “our” in this proxy statement mean Cabot Corporation.

About the Annual Meeting

Who is soliciting my vote?

The Board of Directors of Cabot Corporation is soliciting your vote at the 2010 Annual Meeting of Stockholders (“2010 Annual Meeting”).

What am I voting on?

You are voting on:

•	Proposal 1: Election of directors (see page 10);

•	Proposal 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2010 (see page 52); and

•	Any other business properly coming before the meeting.

How does the Board recommend that I vote my shares?

The Board’s recommendation can be found with the description of each item in this proxy statement. In summary, the Board recommends a vote FOR each of the nominees for director and FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2010. Unless you give other instructions on your proxy card or voting instruction form, the persons named as proxy holders will vote in accordance with the recommendations of the Board of Directors.

Who is entitled to vote?

Only stockholders of record at the close of business on January 14, 2010 will be entitled to vote at the 2010 Annual Meeting. As of that date, we had outstanding 65,330,163 shares of our common stock. Each share of common stock is entitled to one vote. There is no cumulative voting.

State Street Bank and Trust Company is the trustee of common stock held in the Cabot Common ESOP Fund portion of Cabot’s Retirement Savings Plan and is the record owner of all of those shares. The Vanguard Fiduciary Trust Company is the trustee of the Cabot Common Stock Fund portion of the Retirement Savings Plan and is the record owner of all of those shares. Each trustee is entitled to vote such shares in accordance with instructions from participants in, and the terms of, the Retirement Savings Plan.

How many votes must be present to hold the meeting?

Your shares are counted as present at the 2010 Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of common stock as of January 14, 2010 must be present in person or by proxy at the meeting. This is referred to as a quorum. Proxy cards or voting instruction forms that reflect abstentions and broker non-votes will be counted as shares present to determine whether a quorum exists to hold the 2010 Annual Meeting.

What is a broker non-vote?

Under the rules that govern brokers who have record ownership of shares that they hold in “street name” for their clients who are the beneficial owners of the shares, brokers normally have discretion to vote such shares on routine matters, such as ratifications of independent registered public accounting firms, but not on non-routine matters. Broker non-votes generally occur when shares held by a broker nominee for a beneficial owner are not voted on a proposal because the broker nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Proposal 1 to elect the nominees to the Board of Directors is a non-routine matter. Therefore, if your shares are held in “street name” and you do not provide instructions as to how your shares are to be voted on Proposal 1, your broker will not be able to vote your shares on this proposal. We urge you to provide instructions to your broker so that your votes may be counted on this important matter.

How are votes counted? How many votes are needed to approve each of the proposals?

For each of the proposals, you may vote “FOR”, “AGAINST”, or “ABSTAIN”. A nominee will be elected to the Board of Directors if the votes properly cast “for” his or her election at the 2010 Annual Meeting exceed the votes properly cast “against” such nominee’s election. Similarly, the affirmative vote of a majority of the votes properly cast at the 2010 Annual Meeting is required to approve Proposal 2 to ratify the appointment of Cabot’s independent registered public accounting firm. Abstentions and broker non-votes will have no effect on the outcome of either of the matters to be voted on.

What if there are more votes “AGAINST” a nominee for director than votes “FOR”?

Each of the nominees for director has tendered a conditional resignation that is effective upon (i) his failure to receive a majority of the votes cast for his re-election at the 2010 Annual Meeting and (ii) the Board’s acceptance of this resignation. The Governance and Nominating Committee of the Board of Directors is responsible for initially considering the resignation and making a recommendation to the Board of Directors. The director whose resignation is under consideration is expected to abstain from participating in any decision regarding his resignation. The Governance and Nominating Committee may consider any factors it deems relevant in deciding whether to accept a director’s resignation. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until his successor is elected and qualified.

How do I vote?

You can vote either in person at the meeting or by proxy without attending the meeting. Most stockholders have three options for submitting their votes by proxy: (1) using the Internet, (2) by phone or (3) by mail. If you have received your 2010 Annual Meeting materials by mail, please follow the voting instructions on your proxy card. If you have received your 2010 Annual Meeting materials electronically, please follow the voting instructions that were e-mailed to you. Proxies submitted by the Internet or telephone must be received by 1:00 a.m. Eastern Time on March 11, 2010.

If you hold your Cabot stock in a brokerage account (that is, in “street name”), your ability to vote by telephone or over the Internet depends on your broker’s voting process. Please follow the directions on your voter instruction form carefully.

Even if you plan to attend the 2010 Annual Meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the meeting and you hold your Cabot stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

How do I vote if I hold my stock through Cabot’s employee benefit plans?

If you hold your stock through a Cabot employee benefit plan or the employee benefit plan of a former subsidiary of Cabot, you have the right to instruct the trustees of the plan or plans in which you participate how to vote your shares. You can vote your shares by following the instructions on the enclosed proxy card. The trustees of each plan will have the voting instructions of each participant in the plans tabulated and will vote the shares of the participants by submitting a final proxy card representing each plan’s shares for inclusion in the tally at the 2010 Annual Meeting.

If you hold shares in the Retirement Savings Plan, your vote also tells the plan’s trustees how to vote (i) those shares for which no instructions are received from other plan participants and (ii) those shares that have not yet been allocated to participants’ accounts. Similarly, if you hold shares in the Cabot Canada Ltd. Employees’ Stock Purchase Plan, your vote tells the trustee of that plan how to vote those shares for which no instructions are received from other plan participants. If you hold shares in either of those plans and do not vote, the plan trustees will vote your shares (along with all other shares in the plan for which instructions are not provided) in the same proportion as those shares for which instructions are received from other participants in the plan.

In order for your instructions to be followed, you must provide instructions for the shares you hold through a Cabot employee benefit plan by returning your completed and signed proxy card to the Company’s transfer agent by March 9, 2010 or by voting over the telephone or the Internet by 1:00 a.m. Eastern Time on March 10, 2010.

Can I change or revoke my vote?

Yes. You can change or revoke your vote at any time before the polls close at the 2010 Annual Meeting by (1) submitting another timely and later-dated proxy by Internet, telephone or mail, (2) delivering instructions to our Corporate Secretary prior to the meeting, or (3) attending the meeting and voting in person.

If you hold shares through a bank or broker, you must follow the instructions on your voting instruction form to revoke any prior voting instructions.

Who counts the votes?

We have hired Computershare Trust Company, N.A., our transfer agent, to count the votes represented by proxies cast by ballot, telephone and the Internet. A representative of Computershare, Cabot’s Corporate Secretary and a representative of Cabot’s Law Department will act as Inspectors of Election.

What if I return my proxy card or voting instruction form but don’t vote for some of the matters listed?

If you return a signed proxy card or voting instruction form without indicating your vote, your shares will be voted “FOR” all of the proposals for which you did not indicate a vote.

Can other matters be decided at the 2010 Annual Meeting?

We are not aware of any other matters that will be considered at the 2010 Annual Meeting. If any other matters arise, the named proxies will vote in accordance with their best judgment.

Who can attend the meeting?

The 2010 Annual Meeting is open to all Cabot stockholders. If you need directions for the meeting, please call Cabot’s Investor Relations Group at (617) 342-6129. When you arrive at Cabot’s Corporate Headquarters, please go directly to the 13th Floor and signs will direct you to the meeting room. You need not attend the 2010 Annual Meeting to vote.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on March 11, 2010

This proxy statement and our 2009 Annual Report on Form 10-K are available at the following Internet address: http://www.cabot-corp.com/2010annualmeeting.

If you received your 2010 Annual Meeting materials by mail, we encourage you to sign up to receive your stockholder communications by e-mail. With electronic delivery, you will be notified by e-mail as soon as the Annual Report on Form 10-K and proxy statement are available on the Internet, and you can easily submit your stockholder votes online. If you are a registered holder (you hold your Cabot shares in your own name through our transfer agent, Computershare Trust Company, N.A., or you have stock certificates), visit www.computershare.com/us/investor to create a login and to enroll.

Your electronic delivery enrollment will be effective until you cancel it. If you later change your mind and would like to receive paper copies of our proxy statements and annual reports, please revisit Computershare’s website www.computershare.com/us/investor to change your delivery preference or call them at (800) 730-4001 in the U.S. or at (781) 575-3170 outside the U.S.

If you hold your Cabot stock through a bank or broker, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet and how to change your elections.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Our Board of Directors held six meetings in fiscal 2009. Each director attended at least 85% of the Board meetings and the total meetings held by all of the Committees on which he or she served during the periods that he or she served.

The Board of Directors has five standing Committees: Audit, Compensation, Executive, Governance and Nominating (“Governance”), and Safety, Health and Environmental Affairs (“SH&E”). The following table shows the membership of these committees. The Audit, Compensation, Governance, and SH&E Committees presently are composed entirely of independent directors. The Executive Committee presently is composed of one employee director and three independent directors.

Name	Audit		Compensation		Executive		Governance		SH&E
John S. Clarkeson			X		X		X	*
Juan Enriquez-Cabot	X								X
Arthur L. Goldstein	X	*					X
Gautam S. Kaji	X								X
Roderick C.G. MacLeod	X								X
Henry F. McCance			X	*	X		X
John K. McGillicuddy	X
John F. O’Brien					X	*	X
Patrick M. Prevost					X
Ronaldo H. Schmitz			X						X
Lydia W. Thomas	X								X	*
Mark S. Wrighton			X						X
Shengman Zhang**			X						X

*	Committee Chair

**	Mr. Zhang’s term of office expires at the 2010 Annual Meeting. In light of the time commitments of his job and the significant commitment required of him to travel from Hong Kong to attend Cabot Board meetings, the Board and Mr. Zhang mutually agreed that he would not be nominated for another term.

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of (i) the integrity of Cabot’s financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of our internal audit function and (v) our risk management practices. The Audit Committee, among other functions:

•	Has the sole authority to appoint, retain, terminate and determine the compensation of our independent auditor.

•	Monitors the qualifications, independence and performance of our independent auditor and approves professional services provided by the independent auditor.

•	Reviews with our independent auditor the scope and results of the audit engagement.

•	Reviews the activities and recommendations of our internal auditor.

•

Discusses Cabot’s annual audited financial statements and quarterly financial statements with management and Cabot’s independent auditor, including our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Reviews Cabot’s accounting policies, and risk assessment and management policies, control systems and compliance activities.

The specific responsibilities and functions of the Audit Committee are identified in the Committee’s charter, a copy of which is posted on our website (www.cabot-corp.com) under the heading “About Cabot — Governance.” The Audit Committee met thirteen times in fiscal 2009 and acted by written consent twice.

Compensation Committee

The primary responsibilities of the Compensation Committee are to:

•	Approve the corporate goals and objectives relevant to the compensation of our Chief Executive Officer (“CEO”), evaluate the CEO’s performance and approve the CEO’s salary and incentive compensation.

•

Establish policies applicable to the compensation, severance or other remuneration of Cabot’s management Executive Committee, review and approve performance measures and goals under incentive compensation plans applicable to such employees, and approve their salaries, annual short-term and long-term incentive awards, any severance payments and any other remuneration.

•	Review the aggregate amount of bonuses to be paid to participants in Cabot’s annual short-term incentive plan.

•

Administer Cabot’s incentive compensation plans, equity-based plans and supplemental benefits arrangements, which includes approving the aggregate number of stock awards granted under Cabot’s long-term incentive program.

The specific responsibilities and functions of the Compensation Committee are identified in the Committee’s charter, a copy of which is posted on our website (www.cabot-corp.com) under the heading “About Cabot — Governance.” The Compensation Committee met ten times during fiscal 2009.

Executive Committee

The Executive Committee of the Board reviews and, where appropriate, approves corporate action with respect to the conduct of our business between Board of Directors’ meetings. Actions taken by the Executive Committee are reported to the Board at its next meeting. The Executive Committee acted by written consent twice during fiscal 2009.

Governance Committee

The Governance Committee is charged primarily with:

•	Developing and recommending to the Board corporate governance policies and procedures.

•	Identifying individuals qualified to become directors of Cabot.

•	Recommending director candidates to the Board to fill vacancies and to stand for election at the annual meeting of stockholders.

•	Recommending committee assignments.

•	Leading the annual review of the Board’s performance.

•	Recommending compensation and benefit policies for Cabot’s directors.

•	Reviewing and making determinations regarding interested transactions under Cabot’s Related Person Transaction Policy and Procedures.

The specific responsibilities and functions of the Governance Committee are identified in its charter, a copy of which is posted on our website (www.cabot-corp.com) under the heading “About Cabot — Governance.” The Governance Committee met four times during fiscal 2009.

SH&E Committee

The SH&E Committee reviews all aspects of Cabot’s safety, health and environmental management programs and performance. In particular, the Committee reviews the following:

•	Cabot’s environmental reserve, and risk assessment and management processes.

•	Environmental and safety audit reports, performance metrics, performance as benchmarked against industry peer groups, assessed fines or penalties, site security and safety issues.

•	Safety, health and environmental training initiatives.

•	Cabot’s safety, health and environmental budget and capital expenditures.

The Committee consults with Cabot’s internal and external safety, health and environmental advisors regarding these programs, as it deems necessary. The specific responsibilities and functions of the SH&E Committee are identified in the Committee’s charter, a copy of which is posted on our website (www.cabot-corp.com) under the heading “About Cabot — Governance.” The SH&E Committee met three times during fiscal 2009.

Our Board’s Role in Risk Oversight

Our Board administers its risk oversight function directly and through both its Audit Committee and SH&E Committee. The Board and each of these Committees regularly discuss with management our major risk exposures, their potential financial impact on Cabot, and the steps we take to manage them.

DIRECTOR COMPENSATION

Directors who are Cabot employees do not receive compensation for their services as directors. Annual compensation for non-employee directors is comprised of cash compensation and a grant of Cabot common stock. The Governance Committee is responsible for reviewing the form and amount of compensation paid to our non-employee directors. The Governance Committee generally reviews director compensation annually and recommends changes to our Board of Directors as appropriate. In reviewing director compensation, the Governance Committee reviews competitive market data to evaluate the reasonableness of our director compensation and the appropriate mix of cash and equity compensation. The Governance Committee also considers the policies and guidelines of the Council of Institutional Investors as well as RiskMetrics Group and other institutional shareholder service firms regarding non-employee director compensation.

Cash Compensation

Cash compensation for our non-employee directors for fiscal 2009 consisted of an annual retainer of $31,000 plus the following annual amounts for specific roles:

•	$21,000 for serving on the Audit Committee (plus another $40,000 for serving as Chair of the Audit Committee).

•	$7,000 for serving on each of the Compensation, SH&E, or Governance Committees (plus another $10,000 for serving as Chair of the Compensation, SH&E or Governance Committees).

•	$110,000 for serving as Non-Executive Chairman of the Board of Directors.

Cash compensation is paid quarterly and, when committee membership changes during a quarter, is pro-rated to reflect actual days served during the quarter.

Stock Compensation

Under our Non-Employee Directors’ Stock Compensation Plan (the “Directors’ Stock Plan”), each non-employee director is entitled to receive at the first meeting in any calendar year 2,500 shares of Cabot common stock as a portion of his or her compensation for services to be performed in that year. The Governance Committee has discretion to increase or decrease the number of shares issued in any given year. On January 9, 2009, 2,500 shares were issued to each non-employee director, except for those directors identified below who elected to defer receipt of their shares. The closing price of our common stock on January 9, 2009 was $16.05. As of January 14, 2010, there were 206,667 shares available for issuance under the Directors’ Stock Plan.

We believe that it is desirable for directors to have an equity interest in Cabot and we encourage all directors to own a reasonable amount of Cabot stock to align director and stockholder interests and to enhance a director’s long-term perspective. Accordingly, our Corporate Governance Guidelines require non-employee directors to have equity ownership in Cabot in the range of six times their annual cash retainers for serving on our Board. It is expected that this ownership interest will generally be achieved within a three-to-five year period beginning when a director is first elected to the Board. For purposes of determining a director’s compliance with this ownership requirement, any deferred shares are considered held by the director. In addition, where equity-based compensation is a component of compensation, each non-employee director is required to retain the shares granted in any given year for a period of three years from the date of issuance or until the director’s earlier retirement.

Reimbursement of Certain Expenses

Our Corporate Governance Guidelines state that Cabot will not provide retirement or other benefits or perquisites to non-employee directors. Directors, however, are reimbursed for reasonable travel and out-of-pocket expenses incurred for attending Board and Committee meetings and are covered by Cabot’s travel accident insurance policy for such travel. In addition, spouses of directors are invited to attend the annual meeting of stockholders, for which we pay or reimburse travel expenses.

Deferred Compensation

Under the Cabot Corporation Deferred Compensation Plan, directors can elect to defer receipt of any cash compensation received in a calendar year for a period of at least three years or until they cease to be members of the Board of Directors. In any year, these deferred amounts are, at the director’s choice, either (i) credited with interest at a rate equal to the Moody’s Corporate Bond Rate for the month of November prior to the beginning of the applicable year or (ii) treated as invested in phantom stock units, based on the market price of shares of Cabot common stock at the time of deferral (with phantom dividends being accrued and treated as if reinvested in phantom stock units). Mr. Clarkeson, Mr. Enriquez-Cabot and Mr. McCance elected to defer receipt of their 2009 cash compensation and treat the deferred amounts as invested in phantom stock units.

Under the Non-Employee Directors’ Stock Deferral Plan, directors also may defer receipt of the shares of common stock issuable to them under the Directors’ Stock Plan. For each share of stock deferred, a director is credited with one phantom stock unit to a notional account created in the director’s name. Dividends that would otherwise be payable on the deferred shares accrue in the account and are credited with interest at a rate equal to the Moody’s Corporate Bond Rate for the month of November prior to the beginning of the year. The rate used to calculate interest during 2009 was 7.65%. At the end of the deferral period, the deferred shares of Cabot common stock are issued to the director, along with the accrued cash dividends and interest earned, either in one issuance or in installments over a period of up to ten years. Mr. Clarkeson, Mr. Enriquez-Cabot, Mr. McCance, Mr. McGillicuddy, Dr. Schmitz and Mr. Zhang elected to defer their 2009 stock awards.

Director Compensation Table

The following table sets forth the compensation for our non-employee directors in fiscal 2009:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	Total ($)
John S. Clarkeson	$55,000	$40,125	$390	$95,515
Juan Enriquez-Cabot	$59,000	$40,125	$233	$99,358
Arthur L. Goldstein	$99,000	$40,125	—	$139,125
Gautam S. Kaji	$59,000	$40,125	—	$99,125
Roderick C.G. MacLeod	$59,000	$40,125	—	$99,125
Henry F. McCance	$55,000	$40,125	$233	$95,358
John K. McGillicuddy	$52,000	$40,125	$11	$92,136
John F. O’Brien	$148,000	$40,125	—	$188,125
Ronaldo H. Schmitz	$45,000	$40,125	$390	$85,515
Lydia W. Thomas	$69,000	$40,125	—	$109,125
Mark S. Wrighton	$45,000	$40,125	$11,848	$96,973
Shengman Zhang	$45,000	$40,125	$187	$85,312

(1)	The amounts reported in this column for Messrs. Clarkeson, Enriquez-Cabot, and McCance were deferred under the Deferred Compensation Plan described above.

(2)	Represents the compensation expense recognized by Cabot for financial statement reporting purposes during fiscal 2009 in accordance with Financial Accounting Standards No. 123(R) (“FAS 123(R)”) for the shares of stock granted to each non-employee director. The compensation expense is the same as the grant-date fair value under FAS 123(R) because the stock award was fully vested upon grant. The grant-date fair value was calculated by multiplying the number of shares granted to the director by the closing price of our common stock on the date of grant, which was January 9, 2009 for all non-employee directors. The stock awards reported in this column for Messrs. Clarkeson, Enriquez-Cabot, McCance, McGillicuddy and Zhang and Dr. Schmitz were deferred under the Deferred Compensation Plan described above.

(3)	Represents above-market earnings on compensation that has been deferred by Messrs. Clarkeson, Enriquez-Cabot, McCance, McGillicuddy and Zhang and Drs. Schmitz and Wrighton.

PROPOSAL 1 — ELECTION OF DIRECTORS

Board of Directors

Our Board of Directors currently has thirteen members and is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires.

Three directors are proposed to be elected at the 2010 Annual Meeting. The terms of John S. Clarkeson, Roderick C.G. MacLeod and Ronaldo H. Schmitz expire this year and our Board of Directors has nominated each of them for a three-year term that will expire at the annual meeting in 2013. All of them are current directors elected by stockholders at previous annual meetings. The term of Shengman Zhang also expires at the 2010 Annual Meeting. However, in light of the time commitments of his job and the significant commitment required of him to travel from Hong Kong to attend Cabot Board meetings, the Board and Mr. Zhang mutually agreed that he would not be nominated for another term.

Upon the election of the nominated directors, Cabot’s Board of Directors will have twelve members. We expect that all of the nominees will be available for election, but if any of the nominees is not available at the time of the 2010 Annual Meeting, proxies received will be voted for substitute nominees to be designated by the Board of Directors or, if no substitute nominees are identified by the Board, proxies will be voted for a lesser number of nominees. In no event will the proxies be voted for more than three nominees.

Vote Required

A nominee will be elected to the Board of Directors if the votes properly cast “for” his election exceed the votes properly cast “against” such nominee’s election.

Recommendation

The Board of Directors recommends that you vote “FOR” the election of John S. Clarkeson, Roderick C.G. MacLeod and Ronaldo H. Schmitz.

Certain Information Regarding Directors

Set forth below is the principal occupation and other information about the particular experience, qualifications, attributes or skills that qualify the nominees and the directors whose terms of office will continue after the 2010 Annual Meeting to serve as a director of the Company based on information furnished to us by each nominee and director as of October 26, 2009.

[PHOTO]

John S. Clarkeson (Nominee for Election)

Age: 67

Committee Memberships: Compensation, Executive, Governance (Chair)

Director since: 1998

Term of Office Expires: 2010

Business Experience:

Mr. Clarkeson is Chairman Emeritus of The Boston Consulting Group, Inc., a management consulting firm, a position he has held since May 2007. Mr. Clarkeson joined The Boston Consulting Group in 1966 and served as Chief Executive Officer from 1986 to 1997, Chairman of the Board of Directors from 1998 to 2003 and Co-Chairman of the Board of Directors from 2004 to April 2007. Mr. Clarkeson also serves as a trustee of Northeast Utilities.

Juan Enriquez-Cabot

Age: 50

Committee Memberships: Audit, SH&E

Director since: 2005

Term of Office Expires: 2011

Business Experience:

Mr. Enriquez-Cabot has served as Chairman of the Board of Directors and Chief Executive Officer of Biotechonomy, a life sciences research and investment firm, since 2003 and Managing Director of Excel Venture Management, a life sciences investment company, since March 2008. Prior to that, Mr. Enriquez-Cabot served as Director of the Life Science Project at Harvard Business School from 2001 to 2003. He is a member of the Board of Directors of Synthethic Genomics, an organization focused on the commercialization of genomic-driven technologies.

Arthur L. Goldstein

Age: 74

Committee Memberships: Audit (Chair), Governance

Director since: 1995

Term of Office Expires: 2011

Business Experience:

Mr. Goldstein served as Chairman of the Board of Directors of Ionics, Incorporated, a water purification company, from 1990 until his retirement in 2004. He also served as President and Chief Executive Officer of Ionics from 1971 to 2003. Mr. Goldstein is a member of the Board of Directors of A123 Systems, Inc., a supplier of high-power lithium ion batteries, and previously served as a member of the Board of Directors of State Street Corporation, a financial services company.

Gautam S. Kaji

Age: 68

Committee Memberships: Audit, SH&E

Director since: 1998

Term of Office Expires: 2011

Business Experience:

Mr. Kaji has served as Chairman of the Board of Directors of Centennial Group, Inc., a strategic advisory firm specializing in emerging market economies, since founding the firm in 1998 and a Director of Swarna Dwipa Co LLP, Singapore, a fund management company managing infrastructure funds for Indonesia, since co-founding the company in October 2007. Prior to his current positions, Mr. Kaji held various positions with the World Bank from 1968 to 1997, serving as Regional Vice President, East Asia and Pacific from 1991 to 1994 and Managing Director, Operations, and Chairman, Loan Committee, World Bank Group in Asia and Africa from 1994 until his retirement in 1997. Mr. Kaji is a member of the Board of Directors of Emerging Markets Forum, a not-for-profit venture of the Centennial Group; Infrastructure Development Finance Co., a specialized financial intermediary for infrastructure development; and LEWA (USA) Inc., a public charity that provides support for the Lewa Wildlife Conservancy and other wildlife conservation oriented entities in Kenya. He also serves as Asia Council Member of The Nature Conservancy, a conservation organization.

Roderick C.G. MacLeod (Nominee for Election)

Age: 59

Committee Memberships: Audit, SH&E

Director since: 1998

Term of Office Expires: 2010

Business Experience:

Mr. MacLeod is a Principal of Waverley Investments Ltd., a private equity investment company, a position he has held since co-founding the company in 1999. Mr. MacLeod has also served as a Principal of St. Martins Finance Ltd., a private equity investment company, since co-founding the company in 1985.

Henry F. McCance

Age: 66

Committee Memberships: Compensation (Chair), Executive, Governance

Director since: 2005

Term of Office Expires: 2011

Business Experience:

Mr. McCance is Chairman Emeritus of Greylock Partners, a private venture capital firm, a position he has held since January 2008. Mr. McCance joined Greylock in 1969 and served as President from 1990 until January 2008 and Chairman of the Board of Directors from 1997 until January 2008. Mr. McCance also serves as a member of the Investment Committee of Yale University.

John K. McGillicuddy

Age: 66

Committee Memberships: Audit

Director since: 2008

Term of Office Expires: 2012

Business Experience:

Mr. McGillicuddy was a partner with KPMG LLP, a public accounting firm, from 1975 until his retirement in 2000. During his tenure with KPMG, he served as an audit partner, SEC reviewing partner and in various management positions. Mr. McGillicuddy is also a member of the Board of Directors of Watts Water Technologies, Inc., a manufacturer of water safety and flow control products, and Brooks Automation, Inc., a worldwide provider of automation, vacuum and instrumentation solutions to the global semiconductor and related industries. He is a former chairman of the Better Business Bureau of Massachusetts.

John F. O’Brien (Non-Executive Chairman of the Board)

Age: 66

Committee Memberships: Executive (Chair), Governance

Director since: 1990

Term of Office Expires: 2012

Business Experience:

Mr. O’Brien was Chief Executive Officer and President of Allmerica Financial Corporation (now known as The Hanover Insurance Group, Inc.), an insurance and diversified financial services company, from 1995 until his retirement in 2002. From 1989 until 2002, Mr. O’Brien also served as President and Chief Executive Officer of First Allmerica Financial Life Insurance Company, Chairman of the Board of Directors of Allmerica Investment Trust and Chairman of the Board of Directors of Allmerica Securities Trust. Mr. O’Brien is also a member of the Board of Directors of LKQ Corporation, a nationwide provider of recycled auto parts; a family of mutual funds managed by BlackRock, an investment management advisory firm; and the lead director of The TJX Companies, Inc., an off-price retailer of apparel and home fashions in the U.S. and worldwide.

Patrick M. Prevost

Age: 53

Committee Memberships: Executive

Director since: 2008

Term of Office Expires: 2011

Business Experience:

Mr. Prevost joined Cabot in January 2008 as President and Chief Executive Officer. Prior to joining Cabot, since October 2005, Mr. Prevost served as President, Performance Chemicals, of BASF AG, an international chemical company. Prior to that, he was responsible for BASF Corporation’s Chemicals and Plastics business in North America. Before joining BASF in 2003, he held senior management positions at BP Chemicals and Amoco.

Ronaldo H. Schmitz (Nominee for Election)

Age: 71

Committee Memberships: Compensation, SH&E

Director since: 2001

Term of Office Expires: 2010

Business Experience:

Dr. Schmitz was Executive Director of the Deutsche Bank Group from 1991 to 2000 and served as a member of the Board of Directors from 1991 until his retirement in 2000. Prior to joining Deutsche Bank AG as Executive Vice President in 1990, Dr. Schmitz served as a member of the Board of Managing Directors at BASF AG, an international chemical company, from 1980 to 1990. Dr. Schmitz is a member of the Supervisory Board of Sick AG, a producer of sensors and sensor solutions for industrial applications in factory, logistics and process automation, and a member of the Group Board of Legal & General Group plc, a provider of insurance, investment management and financial services. He previously served on the boards of GlaxoSmithKline plc, a pharmaceutical and healthcare company, and Rohm and Haas Company, a wholly-owned subsidiary of The Dow Chemical Company.

Lydia W. Thomas

Age: 65

Committee Memberships: Audit, SH&E (Chair)

Director since: 1994

Term of Office Expires: 2012

Business Experience:

Dr. Thomas served as President and Chief Executive Officer of Noblis, a nonprofit science, technology and strategy organization, from 1996 until her retirement in 2007 and as a consultant from October 2007 until October 2008. Prior to Noblis, Dr. Thomas held several executive positions, including Senior Vice President and General Manager, Vice President and Technical Director, at The MITRE Corporation, a not-for-profit organization that provides systems engineering, research and development, and information technology support to the government. Dr. Thomas is a member of the Board of Directors of the Northern Virginia Technology Council, a membership association for the technology community in Northern Virginia; Mueller Water Products, Inc., a manufacturer and marketer of infrastructure and flow control products for use in water distribution networks and treatment facilities; and INOVA Health System, a not-for-profit health care system. She also serves as Vice Chair of the Board of Trustees of George Washington University and a member of the Homeland Security Advisory Council to the Secretary of Homeland Security.

Mark S. Wrighton

Age: 60

Committee Memberships: Compensation, SH&E

Director since: 1997

Term of Office Expires: 2012

Business Experience:

Dr. Wrighton has served as Chancellor of Washington University in St. Louis since 1995. Prior to 1995, Dr. Wrighton was a faculty member at the Massachusetts Institute of Technology for 23 years where he served as head of the chemistry department from 1987 to 1990, and as Provost from 1990 to 1995. Dr. Wrighton is a member of the Board of Directors of Brooks Automation, Inc., a worldwide provider of automation, vacuum and instrumentation solutions to the global semiconductor and related industries, and Corning, Inc., a specialty glass and ceramics company, and previously served as a member of the Board of Directors of A.G. Edwards, Inc., a financial services company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that address the following matters, among others: director qualifications and independence, Board Committees, director retirement, director compensation, Board performance evaluations, the conduct of Board and Committee meetings, access to senior management, CEO evaluation and succession planning. The Corporate Governance Guidelines are posted on our website (www.cabot-corp.com) under the heading “About Cabot — Governance.”

Director Independence

Our Board of Directors, upon the recommendation of its Governance Committee, has determined that all of Cabot’s non-management directors are “independent” under the Board’s director independence standards as detailed in our Corporate Governance Guidelines. The Governance Committee annually reviews the independence of all directors and reports its finding to the full Board. To assist in this review, the Board has adopted director independence guidelines. In the event a director has a relationship that is not addressed by the independence guidelines, the Governance Committee evaluates the relevant facts and circumstances of the relationship and makes a recommendation to the full Board of Directors about whether the relationship constitutes a material relationship with Cabot. After examining all known relationships between the directors and Cabot, the Board concluded that all of the non-management directors either had no relationship or an immaterial relationship with Cabot.

In evaluating and determining the independence of the non-management directors, the Board considered the following relationships:

Shengman Zhang is President, Asia Pacific and Vice-Chairman of Global Banking at Citigroup. Cabot has a $400 million revolving loan facility for which one Citigroup affiliate is the syndication agent and another is one of nine potential lending banks. In addition, some of Cabot’s subsidiaries outside the United States have locally borrowed money from Citigroup affiliates and Cabot maintains certain bank accounts with Citigroup affiliates. In fiscal 2009, the largest aggregate amount of Cabot’s indebtedness to Citigroup affiliates outstanding at any time was less than 1% of Citigroup’s total consolidated assets. In addition, in each of the past three fiscal years, Cabot’s payments to Citigroup for banking and related services were substantially less than 1% of Citigroup’s consolidated gross revenues. The transactions were made in the ordinary course, at arms-length, and at prices and on terms customarily available. The Board determined that, for these reasons and given the amounts involved, none of Cabot’s transactions or relationships with Citigroup would impair Mr. Zhang’s independence or judgment. Further, Mr. Zhang had no involvement in, nor received any personal benefit from, Cabot’s transactions with Citigroup affiliates.

Mark S. Wrighton is Chancellor of Washington University in St. Louis (“WUSTL”). Cabot Corporation Foundation made a $60,000 contribution in each of fiscal 2007, 2008 and 2009 to support a scholar in an MBA program in WUSTL’s McDonnell International Scholars Academy, and has pledged to make a $60,000 contribution in both fiscal 2010 and 2011. Cabot is one of 16 companies who support scholars through the program. The Board determined that the contributions to WUSTL would not impair Dr. Wrighton’s independence or judgment given that the amount contributed by Cabot was less than 1% of the total contributions made to WUSTL during WUSTL’s 2009 fiscal year. Further, Dr. Wrighton has no personal interest in, nor receives any personal benefit from, these contributions.

In August 2007, we acquired substantially all of the assets of AP Materials, Inc., a development stage enterprise whose assets included an exclusive license from WUSTL to certain intellectual property developed by WUSTL. In connection with the transaction, the license was assigned to us, and we and WUSTL entered into an amended and restated license agreement under which we agreed to pay WUSTL a percentage royalty on our net sales of certain products made using the licensed intellectual property and on any similar sublicense revenue we receive from any third parties. We have not made any royalty payments under this agreement, and are not required to make any royalty or sublicense payments to WUSTL until we successfully manufacture and sell products covered by the license. At the same time, we also entered into a research and development agreement with WUSTL and an associate professor at WUSTL pursuant to which we have paid WUSTL a total of $240,000 over a two-year period. The payments made to WUSTL under this agreement represent substantially less than 1% of WUSTL’s gross revenues for its fiscal year ended June 30, 2009. The acquisition of AP Materials, Inc. and these agreements were negotiated on an arms-length basis and without any involvement by Dr. Wrighton. Further, Dr. Wrighton will not receive any personal benefit from these arrangements. The Board determined that, for these reasons and given the dollar amounts involved, Cabot’s research and development and license arrangements with WUSTL would not impair Dr. Wrighton’s independence or judgment.

Transactions with Related Persons

Policy and Procedures for the Review of Related Person Transactions

Our Board has adopted a written policy for the review and approval or ratification of transactions involving related persons. “Related persons” consist of any director, nominee for director, executive officer or greater than 5% stockholder of Cabot and the immediate family members of any of those persons. The Governance Committee is responsible for applying the policy with the assistance of our General Counsel.

Transactions covered by the policy consist of any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements, or relationships in which (1) the aggregate amount involved will or may be expected to exceed $100,000 with respect to any fiscal year, (2) Cabot is a participant and (3) any related person has or will have a direct or indirect interest (an “interested transaction”).

Under the policy, the following interested transactions have a standing pre-approval from the Governance Committee, even if the aggregate amount is greater than $100,000:

•

Certain sales of stock by executive officers to Cabot. (1) Sales of Cabot stock by an executive officer (including the CEO) to Cabot to pay withholding taxes on vested stock under our long-term incentive program or (2) other sales by executive officers (excluding the CEO) provided that the sale has been approved by our CEO, the per share purchase price is the fair market value of our common stock on the date of sale, the proceeds from the sale to the executive officer do not exceed $500,000, and the sale does not take place during a quarterly blackout period.

•

Certain transactions with other companies. Any transaction between Cabot and another company if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total revenues, or any transaction where Cabot is indebted to another company if the total amount of Cabot’s indebtedness to the other company does not exceed 1% of that company’s total consolidated assets. In both cases, the pre-approval applies if the related person’s only relationship is as an employee (other than executive officer), director or beneficial owner of less than 10% of the other company’s shares.

•

Employment of executive officers; director compensation. Any employment by Cabot of an executive officer if the related compensation is required to be reported in our proxy statement or if the compensation was approved by our Compensation Committee. Any compensation paid to a director if the compensation is required to be reported in our proxy statement.

•

Other transactions. Competitively bid or regulated public utility services transactions; transactions involving trustee-type services; and transactions where the related person’s interest arises solely from the ownership of our common stock and all common stockholders received the same benefit on a pro rata basis.

Each interested transaction by a related person should be reported to our General Counsel for presentation to the Governance Committee for approval before its consummation or for ratification, if necessary, after its consummation. The Chair of the Governance Committee has the authority to pre-approve or ratify (as applicable) any interested transaction with a related person in which the aggregate amount involved is expected to be less than $500,000. In determining whether to approve or ratify an interested transaction, the Governance Committee and the Chair may take into account such factors as they deem appropriate, which may include whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Transactions with Related Persons

Cabot and its subsidiaries had no transactions, nor are there any currently proposed transactions in which Cabot or its subsidiaries was or is to be a participant, in which the amount involved exceeds $120,000 and any related person (as defined above) had or will have a direct or indirect material interest reportable under SEC rules, except for certain stock sales by executive officers to Cabot.

In connection with the departure of Jonathan P. Mason from Cabot on February 13, 2009, we repurchased the following unvested shares of Cabot common stock awarded to Mr. Mason under our 2006, 2007 and 2008 long-term equity incentive programs: 22,500 shares at a per share price of $10.57 for an aggregate dollar value of $237,825; 23,800 shares at a per share price of $12.87 for an aggregate dollar value of $306,306; and 37,000 shares at a per share price of $9.61 for an aggregate dollar value of $355,570. In accordance with the terms of the plan under which the shares were granted, the shares were repurchased at a per share price equal to the lower of the closing price of Cabot common stock on the date of Mr. Mason’s separation from Cabot (February 13, 2009) or the purchase price paid by Mr. Mason for the shares at the time of grant.

In connection with the departure of William J. Brady from Cabot on September 14, 2009, we repurchased 41,500 unvested shares of Cabot common stock awarded to Mr. Brady under our 2008 long-term equity incentive program for an aggregate dollar value of $398,815. In accordance with the terms of the plan under which the shares were granted, the shares were repurchased at a per share price of $9.61, the purchase price paid by Mr. Brady for the shares at the time of grant.

As described in detail under “Director Independence” above, we have made certain payments to Citigroup where Mr. Zhang is an officer and to Washington University in St. Louis where Dr. Wrighton is Chancellor. The Governance Committee determined that Mr. Zhang and Dr. Wrighton did not have a direct or indirect material interest in any of the payments made by Cabot to their respective organizations.

Non-Executive Chairman of the Board; Executive Sessions

John F. O’Brien serves as Non-Executive Chairman of the Board. The Non-Executive Chairman of the Board is charged primarily with:

•	presiding over meetings of our Board and stockholders, including executive sessions of the non-management directors;

•	serving as an ex-officio member of each Board committee and, upon invitation, attending committee meetings where possible;

•	establishing an agenda for each Board meeting in collaboration with our CEO and meeting with our CEO following each meeting to discuss any open issues and follow-up items;

•	facilitating and coordinating communication among the non-management directors and our CEO and an open flow of information between management and our Board;

•	in collaboration with the Governance Committee, leading our Board’s annual performance review;

•	meeting with each non-management director at least annually;

•	providing assistance to our CEO by attending selected internal business management meetings and meeting with our CEO as necessary;

•	coordinating the periodic review of management’s strategic plan;

•	in collaboration with the Compensation Committee, leading our Board’s review of the succession plans for our CEO and key senior management and coordinating such officers’ annual performance reviews;

•	working with management on effective stockholder communication; and

•	performing such other duties and services as our Board may require.

Director Attendance at Annual Meeting

Recognizing that director attendance at the annual meeting can provide our stockholders with an opportunity to communicate with Board members about issues affecting Cabot, we actively encourage our directors to attend the annual meeting. In 2009, all of our directors attended the annual meeting.

Code of Business Conduct and Ethics

We have adopted Global Ethics and Compliance Standards, a code of ethics that applies to all of our employees and directors, including the Chief Executive Officer, the Chief Financial Officer, the Controller and other senior financial officers. The Global Ethics and Compliance Standards are posted on our website (www.cabot-corp.com) under the caption “About Cabot — Governance.”

Communications with the Board

Stockholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director may contact the Non-Executive Chairman of the Board by calling 1-800-853-7602; by submitting a form on our website that is located under the caption “About Cabot —  Governance — Contacting Cabot’s Board of Directors”; or by writing to Cabot Corporation Board of Directors, c/o Alertline Anonymous, P.O. Box 3767, 13950 Ballantyne Corporate Place, Suite 300, Charlotte, North Carolina 28277.

Anyone who has a complaint or concern regarding our accounting, internal accounting controls or auditing matters may communicate that concern to the Chair of the Audit Committee by calling 1-800-853-7602; by submitting a form on our website that is located under the caption “About Cabot — Governance — Contacting Cabot’s Board of Directors”; or by writing to Cabot Corporation Audit Committee, c/o Alertline Anonymous, P.O. Box 3767, 13950 Ballantyne Corporate Place, Suite 300, Charlotte, North Carolina 28277. All communications to the Board of Directors or the Audit Committee will also be sent to Cabot’s Office of Compliance.

Governance Committee Processes for Director Nominations

Director Qualifications

The Governance Committee identifies candidates for election to the Board of Directors; reviews their skills, characteristics and experience; and recommends nominees for director to the Board for approval.

We believe that potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. In addition to reviewing a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of the Board of Directors and the evolving needs of our businesses. It is the Board’s policy that at all times at least a majority of the Board’s members must be independent under Cabot’s Corporate Governance Guidelines. It is also the Board’s policy that the Board as a whole reflects a range of talents, skills, diversity and expertise, particularly in the areas of (i) management, (ii) strategic planning, (iii) accounting and finance, (iv) domestic and international markets, (v) corporate governance, and (vi) the specialty chemicals and related industries sufficient to provide sound and prudent guidance about Cabot’s operations and interests.

In addition, the desired attributes of individual directors are (i) integrity and demonstrated high ethical standards; (ii) sound judgment; (iii) demonstrated leadership; (iv) knowledge, experience and skills in at least one specialty area, such as corporate management, accounting or finance, marketing, manufacturing, technology, information systems, international business or the specialty chemicals industry; (v) compassion; (vi) willingness and ability to work with other members of the Board openly and constructively; (vii) the ability to communicate clearly and persuasively; and (viii) diversity of origin, background, experience and thought. We also require that our Board members be able to dedicate the time sufficient to ensure the diligent performance of their duties on our behalf, including attending all Board and applicable Committee meetings. Historically, two Board members have been members of the extended Cabot family because of the family’s historical stock ownership in the Company. These members are Roderick C.G. MacLeod and Juan Enriquez-Cabot.

Process for Identifying and Evaluating Director Nominees

Generally, the Governance Committee identifies candidates through the business and other networks of the directors and management. The Committee may also solicit recommendations for director nominees from third-party search firms or any other source it deems appropriate. The Governance Committee’s review and evaluation of a candidate generally includes inquiries as to the candidate’s reputation and background, examination of the candidate’s experience and skills in relation to the Board’s requirements at the time, consideration of the candidate’s independence as measured by the Board’s independence standards, and any other considerations that the Governance Committee deems appropriate. Candidates recommended by our stockholders are evaluated on the same basis as candidates recommended by our directors, CEO, other executive officers, third-party search firms or other sources.

Procedures for Stockholders to Recommend Director Nominees

The Governance Committee will consider director candidates recommended by stockholders in accordance with the procedures set forth in our by-laws. Those procedures require a stockholder to notify the Company’s Secretary in writing at Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, Massachusetts 02210, of a proposed nominee not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders. The notice to the Secretary should include the following:

•	the candidate’s name, age and address;

•	the candidate’s principal occupation or employment;

•	the class and number of shares of Cabot stock, if any, beneficially owned by the candidate;

•	the name and address of the stockholder as they appear on Cabot’s books;

•	the class and number of shares of Cabot stock directly or indirectly held of record, owned beneficially and represented by proxy by such stockholder as of the date of the notice;

•

any “derivative security” directly or indirectly owned beneficially by the stockholder and any other “pecuniary interest” or “indirect pecuniary interest” in Cabot stock, as such terms are defined under the Securities Exchange Act of 1934;

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the candidate specified in the notice;

•	a description of all direct and indirect compensation and other material monetary arrangements, agreements or understandings during the past three years, and any other material relationship, if any,

between the stockholder and its respective affiliates or associates, or others with whom they are acting in concert, on the one hand, and the candidate and his or her respective affiliates, associates and others with whom any of them are acting in concert, on the other hand;

•	any other information regarding the candidate or stockholder that would be required to be included in a proxy statement relating to the election of directors; and

•

a statement signed by the candidate confirming that, if elected, he or she will comply with Cabot’s Global Ethics and Compliance Standards, Policy on Transactions in Securities, Corporate Governance Guidelines and any other applicable rule, regulation, policy or standard of conduct applicable to the directors.

In addition, any person nominated by a stockholder must complete and submit a questionnaire, in a form available from Cabot upon the request of the stockholder, with the notice described above. If the stockholder holds its shares by or through a nominee, the information required to be provided in the notice shall be provided about the person who has the power to direct the voting and disposition of the shares of Cabot stock and who has a pecuniary interest in such shares in lieu of the stockholder.

Board Retirement Policy

The Board of Directors’ retirement policy for non-employee directors requires each director who is not a Cabot employee to submit his or her resignation to the Board prior to, and effective at, the annual meeting of stockholders next following the calendar year of such director’s seventy-second birthday. The Board is authorized to make exceptions to this retirement policy for special circumstances involving the Company.

The Board of Directors also has a retirement policy for employee directors that requires each employee director to submit his or her resignation to the Board (i) prior to and, if accepted, effective at the annual meeting of stockholders following the calendar year of such director’s sixty-fifth birthday, or (ii) if the director ceases to be an employee of Cabot prior to such annual meeting, no later than the date of and, if accepted, effective upon the termination of such director’s employment with Cabot. Each resignation submitted pursuant to this policy is required to specifically state that the resignation is to be effective only upon acceptance by the Board of Directors. In each case, the Governance Committee will consider the resignation and make a recommendation to the Board. If a resignation submitted pursuant to this policy is not accepted, the employee director is thereafter required to submit his or her resignation annually to the Board of Directors for consideration.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed the Compensation Discussion and Analysis (“CD&A”) section included in this Proxy Statement. The Compensation Committee has also reviewed and discussed the CD&A with members of management who are involved in the compensation process.

Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009 and this Proxy Statement.

The members of the Compensation Committee of the Board of Directors have provided this report:

Henry F. McCance, Chair

John S. Clarkeson

Ronaldo H. Schmitz

Mark S. Wrighton

Shengman Zhang

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) is arranged in three parts. Compensation Philosophy, Objectives and Process provides a summary of the goals of our compensation program for executives and the structure in place to align our program with those objectives. Components of Total Compensation provides an overview of the programs we have in place to compensate our executives and an analysis of the function of each program in achieving our compensation objectives. 2009 Compensation Analysis provides an analysis of compensation decisions for fiscal 2009.

This section should be read in conjunction with the tables and narrative discussion of our executive compensation program that follows this discussion.

Compensation Philosophy, Objectives and Process

Our executive compensation program is designed to provide a competitive level of total compensation necessary to attract and retain executives qualified to execute our business strategy and to motivate them to contribute to our short- and long-term success. To achieve these goals, our executive compensation program follows these principles:

•	Offer a total compensation opportunity that is competitive in our industry.

•

Link pay to performance by making a substantial portion of total executive compensation tied to performance measures that encourage long-term value creation by our executives through annual and long-term incentive awards.

•	Reward executives based on our business performance.

•	Motivate individual performance by considering specific achievements of individual executives and their demonstration of leadership in determining individual compensation.

•	Align the financial interests of our executives and our stockholders through equity grants and share retention guidelines.

The Compensation Committee

As discussed under “The Board of Directors and its Committees – Compensation Committee”, on page 6, the Compensation Committee is charged with all compensation actions related to members of the Company’s Executive Committee. The Committee’s complete roles and responsibilities are set forth in the written charter adopted by the Board of Directors, which can be found at www.cabot-corp.com under “About Cabot-Governance.”

Role of the Compensation Consultant

The Compensation Committee has retained Pearl Meyer & Partners (“PM&P”) as its independent compensation consultant. PM&P reports directly to the Compensation Committee and does not provide any other services to Cabot. The Committee generally relies on PM&P to provide it with comparison group benchmarking data and information as to market practices and trends, and to review the Committee’s proposed compensation decisions. PM&P does not make specific base salary and/or short- and long-term incentive award recommendations, although it does provide award ranges for the Committee to consider. In fiscal 2009, the consulting services provided by PM&P also included providing advice to the Committee and management in connection with the implementation of our new long-term incentive compensation program, reviewing the composition of the peer group of firms Cabot uses for benchmarking purposes and recommending changes, and providing market information regarding severance and change in control practices.

PM&P attends all regularly scheduled meetings of the Compensation Committee as well as preparatory meetings with the Committee Chair. PM&P attends executive sessions of the Committee as requested by the Committee.

Role of the Chief Executive Officer and Other Officers

Our CEO and the Company’s Vice President of Human Resources, working with internal resources as well as PM&P, design our executive compensation programs and recommend modifications to existing or the adoption of new plans and programs. In addition, our CEO recommends to the Committee the performance metrics used to determine payouts under our short- and long-term incentive compensation programs, and each executive officer’s individual performance goals are jointly developed by the executive and the CEO.

Before the Committee makes compensation decisions, the CEO provides his assessment of each executive officer’s performance, other than his own, addressing such factors as the officer’s achievement of individual goals, leadership accomplishments, contribution to Cabot’s performance and the achievement of Company goals, areas of strength and areas for development. He then makes specific award recommendations. In preparing compensation recommendations for the Committee, our CEO and Vice President of Human Resources and other internal resources review compensation and survey data compiled by PM&P for similarly-situated executives at our peer group of companies and specific award range recommendations made by PM&P. Mr. Prevost attends Compensation Committee meetings but is not present for, and does not participate in, the discussions concerning his own compensation. Decisions relating to the compensation of our executive officers are made solely by the Committee and reported to the full Board of Directors.

Use of Benchmarking Comparison Data

Management, in making compensation recommendations to the Committee, and the Committee, in making compensation decisions, generally consider compensation and survey data for similarly-situated executives at a comparison group of companies. The comparison group consists of companies in the chemical, industrial non-durable goods industry with comparable revenues and market capitalization to Cabot. The comparison data is used principally to gauge the reasonableness and competitiveness of executive compensation determinations.

PM&P annually reviews our peer group for appropriateness. The companies in the peer group for the first half of 2009 consisted of: A. Schulman, Inc., Albemarle Corp., Arch Chemicals Inc., Chemtura, Cytec Industries Inc., Ferro Corp., FMC Corp., Hercules Inc., Lubrizol Corp., Sigma-Aldrich Corp., and W.R. Grace & Co. In May 2009, Chemtura was removed from the peer group as a result of its filing for Chapter 11 bankruptcy protection and Hercules Inc. was removed as a result of its acquisition by Ashland Inc. Following a review of our peer group, the following companies were added to the peer group in September 2009: H.B. Fuller, OM Group, Inc., PolyOne Corp., Rockwood Holdings, and RPM International Inc. We believe the current size of the peer group will provide sufficient benchmarking data across the range of our senior positions.

The Committee and management also consider compensation survey data. The survey data used is based on information reported in various Watson Wyatt, Mercer Human Resources Consulting and Towers Perrin surveys. For positions where peer group and survey data are available, the data is averaged to provide a market composite perspective for compensation other than long-term incentive compensation.

Changes in our Programs and Factors Considered in Determining Amounts of Compensation

We have adopted significant changes in our short- and long-term incentive compensation programs to strengthen their pay-for-performance features and to make payments under those programs more objectively determinable. The changes made in the short-term incentive compensation program were implemented for awards made for fiscal 2009 performance. Under the new program, the features of which are described below under the heading “Short-Term Incentive Compensation”, each executive officer is provided with a target incentive award. The payout is then based on the achievement of corporate metrics and the officer’s overall individual performance. The changes made in the long-term incentive compensation program were first reflected in the awards we made in November 2009 (our 2010 fiscal year), and, notably, include significant changes in the equity instruments used. Historically, we granted purchased restricted stock and stock options in our long-term incentive program. Beginning in fiscal 2010, the core components of our long-term incentive compensation program are time-vested stock options, restricted stock units and performance-based restricted stock units. The general terms of these awards are described below under the heading “Long-Term Incentive Compensation.”

We did not implement the changes to our long-term incentive program for fiscal 2009 principally due to timing considerations. The vesting of the performance-based restricted stock units will be based on the achievement of annual financial goals that are established in November each year, at the beginning of our fiscal year. Historically we have made long-term incentive grants annually in May. Had we continued with an annual May grant cycle, the grant period and the corporate performance period relative to these awards would not have been aligned. In addition, had we issued the newly designed long-term incentive awards in May 2009, given our stock price at that time, the grant would have resulted in our issuing a disproportionately large number of shares available under our 2009 Long-Term Incentive Plan. For these reasons, we decided to change our long-term incentive grant cycle to November. With this decision, our executive officers would not have received an equity award for the period from May 2008 until November 2009. Therefore, to bridge this period, a special grant of stock option awards was made in May 2009. The option awards were not intended to replace a full long-term incentive award, and reflected a substantially lower incentive grant value.

One result of these changes in our overall compensation program is that, beginning in November 2009 (for fiscal 2010 compensation), the Committee will make decisions about each component of our compensation program annually in November. Accordingly, each November, the Committee will (i) determine any adjustments to base salaries, with any adjustment made to be effective the following January, (ii) set corporate performance metrics applicable to the short- and long-term incentive programs for the upcoming fiscal year, (iii) establish compensation targets under the short-term incentive compensation program for the upcoming fiscal year for each executive officer, and (iv) make long-term incentive awards. Under this revised process, the annual compensation process will also conclude at the Committee’s meeting in November, when the Committee evaluates the Company’s performance against criteria set for the just-concluded performance period, and determines the payout under short- and long-term incentive awards for Company performance and, for the short-term incentive compensation plan, based on individual performance.

In addition to these program design changes, the Compensation Committee also rebalanced the target allocation of total direct compensation to be paid to our executive officers. Historically, base salaries and short-term incentive compensation have been below mid-market of the benchmarking data and long-term incentive compensation has been at approximately the 75th percentile of the benchmarking data. It is currently the intent of the Compensation Committee that, over time, our executives’ base salaries and short-term incentive payouts at the target level will generally be at the mid-market of the benchmarking data and long-term incentive award values at target will generally be set at the 65th percentile of the benchmarking data.

The key factors the Committee considers in determining an executive officer’s total compensation opportunity include the executive officer’s role and level of responsibility, performance, leadership, experience, employee retention, internal equity (the relationship of pay among the executive officers in the context of the criticality of each position within Cabot) and external competitiveness. With the design changes we have adopted, the actual compensation of each executive officer may be above or below the officer’s target compensation opportunity and above or below the intended market level depending largely on the degree to which Company and individual performance objectives are achieved.

At least annually the Committee reviews tally sheets that detail all elements of an executive officer’s compensation and benefits for a two-year period (the current and prior fiscal years). The tally sheets currently include the executive officer’s base salary, short-term incentive compensation awards, the value of long-term incentive awards at the time they were awarded, any unrealized gain on unvested long-term incentive awards at the end of the fiscal year, dividends or dividend equivalents paid on unvested awards, the value of accrued benefits under the Retirement Savings Plan, the Cash Balance Plan and the Supplemental Retirement Plans, the value of health, disability and life insurance, and the value of financial planning assistance. The tally sheets are provided to the Committee as a means to review the total compensation and benefits package and the cumulative impact of compensation decisions. After reviewing the tally sheets, the Compensation Committee made no additional changes to the current compensation program or any individual executive officer’s compensation for 2009 in light of the information set forth in the tally sheets.

Developing Company Performance Metrics

The performance metrics we set support our short and long-range plan and business strategy. We have selected two financial metrics for our short-term incentive plan and two for our long-term incentive plan because we believe no one metric is sufficient to capture the performance we are seeking to achieve on both a short- and longer-term basis, and any metric in isolation is unlikely to promote well-rounded management performance. In setting our short and long-range performance metrics, we begin with our annual and long-range business plans and consider other factors including our past variance to targeted performance, economic and industry conditions and industry sector performance. We set challenging, but realistic, goals for the Company and our executives to drive the achievement of our short- and long-term goals. We recognize that the metrics we use may need to change over time to reflect new priorities and business circumstances. Accordingly, we expect to reassess the performance metrics annually.

Share Ownership Guidelines

To further align the interests of our executives and our stockholders, in November 2008 we adopted share ownership guidelines for members of our management Executive Committee. Under our guidelines, we expect our CEO to have equity ownership in the Company in the range of five times his or her base salary, and each other officer who reports directly to the CEO to have equity ownership in the Company in the range of three times his or her base salary. New members of the Executive Committee are expected to achieve these ownership guidelines within a five-year period. Officers who were members of the Executive Committee at the time these guidelines were adopted are expected to achieve them by November 2013, five years after their adoption.

Components of Total Compensation

Our executive compensation program consists of three primary components: base salary, short-term incentive bonuses, and long-term incentive compensation. In addition to these primary components, we provide our executives with retirement, severance, health and other personal benefits described below.

Base Salary

Base salary provides a secure base of compensation in an amount that recognizes the role and responsibility of the executive officer, as well as his experience, performance and contributions. The Committee considers base salary increases for our executive officers, including the named executive officers, annually. The amount of any increase is based primarily on the named executive officer’s performance, the level of his responsibilities, an assessment of the officer’s long-term potential at Cabot, internal equity considerations and the external competitiveness of his base salary and overall total compensation. The Committee’s review of these factors is subjective. The Committee assigns no fixed value or weight to any specific performance factor when making salary decisions.

Short-Term Incentive Compensation

Our annual short-term incentive program is designed to motivate and reward our executive officers in achieving the Company’s short-term financial and operational objectives and the executive’s individual goals. At the beginning of the fiscal year, the Committee establishes performance targets to be used in measuring corporate performance for determining payouts under the short-term incentive compensation plan. For our executive officers, 70% of their award is based on the degree to which these corporate performance goals are achieved and 30% is based on their achievement of individual performance objectives. Two financial metrics are used to measure corporate performance for determining payouts: (i) adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), which has a 65% weighting and (ii) net working capital (NWC) measured in days, which has a 35% weighting. These metrics and their assigned weights reflect our near-term business goals, as adjusted EBITDA measures our operating profitability and NWC measured in days reflects how efficiently we manage the day-to-day cash used to run our operations. In calculating adjusted EBITDA, we exclude certain items that are unusual or infrequent and that we do not believe reflect our true underlying business performance. These certain items are disclosed in our quarterly reports on Form 10-Q and our annual reports on Form 10-K.

The target short-term incentive opportunity for our named executive officers is established annually. Actual short-term cash incentives paid to an executive can range from 0% to 200% of his target and depends on the degree to which the corporate and his individual performance goals are attained.

With respect to the corporate goals, threshold, target and maximum goals for adjusted EBITDA and NWC are established. If the target performance for a corporate metric is achieved, 100% of the target bonus opportunity applicable to that metric is payable. If threshold performance is achieved, 50% of the target bonus opportunity applicable to that metric is payable, and if the maximum performance is achieved or exceeded, 200% of the target bonus opportunity applicable to that metric is payable. The payout on performance between these points is interpolated on a straight-line basis. If threshold performance is not achieved, none of the target bonus opportunity applicable to the metric is payable. Furthermore, if the threshold adjusted EBITDA goal is not achieved, none of the target bonus opportunities applicable to either corporate performance objective is payable. When the corporate financial goals are achieved, the Committee nonetheless retains discretion to decrease awards paid based on our corporate performance, including goals in the safety and environmental areas and with respect to customers and innovation.

Each executive officer’s individual performance goals are jointly developed by the executive and the CEO and will vary depending on the roles and responsibilities of the individual. The Committee approves our CEO’s goals, with input from the other independent directors. At the conclusion of the fiscal year, each executive officer’s performance against his objectives, as well as on more subjective criteria, is assessed. This assessment will determine the portion of the award that has been earned and that is payable on the basis of the executive’s achievement of individual goals.

The threshold financial metrics established for 2009 and an analysis of the amounts paid for 2009 are included under 2009 Compensation Analysis.

Long-Term Incentive Compensation

During 2008, the Committee evaluated various long-term incentive program designs and considered the effectiveness of various award types in achieving our compensation objectives (such as rewarding performance and the execution of our business strategy, employee retention and attraction, and aligning the interests of our executives with our shareholders), competitive market practices, dilution and expense constraints, and tax and accounting implications. From this review, the Committee determined that providing a different mix of equity awards could strengthen the program’s pay-for-performance features and achieve our compensation objectives. Awards made to our executive officers under the newly designed long-term incentive program consist of performance-based stock units representing 35% of the value of the award, stock options representing 35% of the value of the award, and time-based stock units representing 30% of the value of the award. As explained above, these program changes were implemented in November 2009 for awards made for fiscal 2010. The description of the awards that follows, therefore, applies solely to the awards made for fiscal 2010.

The performance-based restricted stock unit awards will vest at the end of three years, but the number of shares issuable, if any, when the award vests, will depend on the degree of achievement of annual corporate performance metrics within the three-year performance period. Based on the degree to which we achieve the performance metrics, an executive may earn between 0% and 150% of the number of stock units allocated to this portion of his award. For 2010 awards, two financial metrics will be used to measure corporate performance: (i) adjusted earnings per share (EPS), which has a 65% weighting, and (ii) adjusted return on invested capital (ROIC), which has a 35% weighting. In calculating whether the EPS and ROIC goals have been met, we will exclude certain items that are unusual or infrequent and not believed to reflect our true underlying business performance. These certain items will be disclosed in our quarterly reports on Form 10-Q and our annual reports on Form 10-K. Threshold, target and maximum goals were established for these metrics for each year in the three-year performance cycle, and will be used to calculate the number of shares that will be issuable for a particular year when the award vests. If performance against a financial metric is at the target level, 100% of the shares subject to the metric will be issuable. If performance is at the maximum level or above, 150% of the shares subject to the metric will be issuable, and if performance is at the threshold level, 50% of the shares subject to the metric will be issuable. For performance between the threshold, target and maximum levels, a percentage interpolated on a straight-line basis will be used to calculate the number of shares issuable. If threshold performance is not achieved, none of the shares subject to the metric will be issuable.

The stock options will be exercisable at 100% of the closing price of Cabot’s common stock on the date of grant. The stock options will vest over a three-year period (30% on each of the first and second anniversaries of the date of grant and 40% on the third anniversary of the date of grant) and have a ten-year term.

The time-based stock units will vest in their entirety at the end of three years. Dividend equivalents will be paid in respect of the shares underlying these units when, and if, dividends are declared on Cabot’s outstanding shares of common stock.

When the stock units vest, they will be converted to shares of Cabot common stock. Unless otherwise determined by the Compensation Committee, if the executive leaves Cabot prior to the end of the vesting period for any reason other than death or disability, unvested stock options and unvested stock units will be forfeited.

We believe these equity incentive awards will be effective in achieving our compensation objectives. All of the awards promote alignment with our shareholders in share price appreciation. In addition, performance-based restricted stock units reward performance and the execution of our goal to deliver year-over-year growth in earnings and to increase the operating profit we generate relative to the capital we invest in our businesses. Time-based restricted stock units encourage retention by providing some level of value to executives who stay for three years regardless of our stock price at any given time. Restricted stock units also support an ownership culture and encourage our executives to take actions that are best for Cabot’s long-term success. The multi-year vesting conditions applicable to all of these awards also encourage retention. Importantly, although each of these equity awards provides a competitive economic value on the date of grant, their ultimate value to an executive will depend upon the degree to which we achieve objectively measurable performance metrics and the market value of our common stock after the end of the vesting period. That value will be largely dependent upon our performance, our stock price appreciation and market dynamics.

Risk Assessment

We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, although the corporate performance metrics that determine payouts for certain business segment leaders are based in part on the achievement of business segment metrics, the metrics that determine payouts for our executive officers are company-wide metrics only. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of Cabot and our shareholders as a whole. The mix of equity award instruments used under our long-term incentive program that includes full value awards also mitigates risk. Finally, the multi-year vesting of our equity awards and our share ownership guidelines properly account for the time horizon of risk.

Retirement and Other Benefit Programs

The named executive officers participate in the full range of benefits and are covered by the same plans (with certain exceptions for employees covered by collective bargaining agreements) and on the same terms as provided to all full-time U.S. salaried employees.

Retirement Plans.    The U.S. retirement plans have been designed to work with Social Security to replace 70-80% of pre-retirement base pay for an employee working for Cabot for 30 years and retiring at age 65. The benefits consist of matching contributions and ESOP allocations under the Company’s Retirement Savings Plan (“RSP”) (a defined contribution plan), and quarterly accruals under the Company’s Cash Balance Plan (a hybrid pension plan). In addition, we provide benefits to our executives under the Supplemental RSP and Supplemental Cash Balance Plan, which allows us to provide benefits comparable to those that would be available under the qualified plans if the maximum limits established by ERISA and the Internal Revenue Code did not apply. These supplemental plans use the same benefit formulas as the qualified plans, and use the same types of compensation to determine benefit amounts.

Change in Control Severance Plan.    We provide severance benefits under our Senior Management Severance Protection Plan (the “Severance Plan”) to all of our executive officers and certain other senior-level executives if their employment is terminated following a change in control. The Severance Plan has a “double trigger”, meaning that benefits are paid only in the event the participant is involuntarily separated from Cabot in the two-year period following a change in control. The benefits provided are in an amount equal to one times the executive’s salary plus bonus and the continuation of benefits for one year. In addition, the Company is required to make an additional payment to the participant equal to any excise tax payable by the participant on the severance benefit or on any other benefit or payment provided by the Company to the participant in the event of a change of control of the Company. This “gross up” provision addresses the potentially unequal and discriminatory impact of the application of the excise tax rules on our executives and is intended to ensure that the benefit received by all executives is consistent. We provide these severance benefits because we believe that some severance arrangements and financial protection in the event of a change in control is necessary to enable executives to maintain their focus on Cabot and its business during a time that might otherwise be distracting. The Severance Plan currently covers twenty employees.

Deferred Compensation Plan.    Our Deferred Compensation Plan permits eligible employees, including our U.S.-based named executive officers, to voluntarily defer up to 50% of their salary and any short-term incentive bonuses and to receive a return based on the Moody’s Corporate Bond Rate. The ability to defer income is provided to executive officers as a way to assist them to save for future financial needs with relatively little cost to us. The amounts deferred are a general obligation of ours and we may use the cash that has been deferred for our general corporate purposes. For a more detailed discussion of our deferred compensation arrangements see the “Nonqualified Deferred Compensation” table and the accompanying narrative beginning on page 40.

Health and Welfare Plans.    The health and welfare plans are the same as those offered to all other employees working in the same country.

Death Benefit Protection.    The death benefit protection plan provides our executives with a death benefit equal to three times the executive’s base salary, payable to his beneficiary at the time of his death.

Perquisites.    We provide our executive officers a modest level of perquisites, consisting principally of financial planning services and an annual executive physical examination. We provide these benefits because we believe that some level of personal benefits is necessary as part of a competitive compensation arrangement for senior executives.

2009 Compensation Analysis

Base Salary

In light of the economic conditions affecting the Company, none of the named executive officers received an increase in their base salary for 2009 with the exception of Mr. Cordeiro, who was elected Chief Financial Officer of the Company effective February 13, 2009 and received an increase in his base salary to reflect his increased responsibilities. Actual base salary levels of our named executive officers for 2009 were at or below the 35th percentile of the market composite data.

Short-Term Incentive Compensation Payouts

As described above, actual payouts under our short-term incentive compensation program could range from 0% to 200% of an executive’s target incentive opportunity, based on the achievement of corporate and individual performance criteria. Seventy percent of the award was based on the degree to which our corporate performance goals were achieved and thirty percent was based on the achievement of individual performance objectives. The threshold performance for adjusted EBITDA for 2009 was $340 million and the threshold performance for NWC was 105 days. We failed to meet the EBITDA goal because of the significant deterioration and disruption in worldwide economic conditions that occurred beginning in 2008 and the related decline we experienced in global demand for our products. Accordingly, no payouts were payable on the basis of our corporate performance.

In February 2009, Mr. Prevost requested that he not be awarded a short-term incentive compensation bonus for 2009 in recognition of the challenging operating and economic environment we faced in 2009 and the significant challenges to our shareholders. The Committee discussed Mr. Prevost’s request and concluded that a short-term incentive bonus would not be awarded to Mr. Prevost for 2009.

The awards made to the other named executive officers were based on the assessment of each officer’s individual performance during this extraordinarily challenging year. Consideration was given to the individual’s leadership in the organization, their management of complex financial, legal and business matters, and the successful execution of our global restructuring activities. The award for each executive officer was above his target award on the basis of his individual performance. However, as the overall award pool was reviewed against Cabot’s overall financial performance for the fiscal year, it was decided that the aggregate amount to be spent should be reduced, and it was determined that a 15% reduction in each individual award would be appropriate. The target and maximum short-term incentive awards payable for fiscal 2009 are included in the “Grant of Plan-Based Awards Table” and the actual short-term incentive awards made for fiscal 2009 are included in the “Summary Compensation Table” below.

Long-Term Incentive Compensation Awards

As described above, because of certain timing considerations related to our transition to a new long-term incentive program, full long-term incentive awards were not granted for fiscal 2009. In order to bridge the 18-month period between the long-term incentive awards made in May 2008 and in November 2009, align the interest of the participants with Cabot’s stockholders in share price appreciation and encourage retention, the Committee made an award of stock options to each long-term incentive participant, including each executive officer, in May 2009. The stock options are exercisable at 100% of the closing price of our common stock on the date of grant, vest over a three-year period (30% on each of the first and second anniversaries of the date of grant and 40% on the third anniversary of the date of grant), and expire on May 6, 2019.

The value of the stock option awarded to each executive officer was based on the value of each officer’s targeted long-term incentive award for 2009, and then modified to account for several factors. First, the value of the awards was reduced to account for the fact that the stock option award was expected to be one of two long-term incentive awards to be made in calendar year 2009. The Committee also adjusted awards based on each participant’s position, responsibilities, performance and internal equity considerations. In making the awards, the Committee also considered their dilutive impact. The awards made to the named executive officers are included in the table titled “Grant of Plan-Based Awards Table” below.

Employment Arrangements

Except as described below, our named executive officers each serve without an employment agreement and their compensation is set by the Committee as described above. Both Mr. Prevost and Mr. Miller entered into letter agreements with the Company when they joined Cabot. While their employment arrangements are “at will”, they are both entitled to certain payments if their employment is terminated under certain conditions set forth in their letter agreements.

Patrick Prevost.    Under the terms of his offer of employment letter, Mr. Prevost is entitled to certain payments if before January 1, 2011 Cabot terminates his employment for any reason other than for “Cause” (as defined in his offer letter) or Mr. Prevost terminates his own employment with “Good Reason” (as defined in his offer letter). The benefits will be conditioned upon Mr. Prevost’s signing a release of claims and are described in the narrative discussion and tables under “Potential Payments Upon Termination or Change in Control” beginning on page 42.

David Miller.    Under the terms of his offer of employment letter, Mr. Miller receives a salary of $360,000 per year, which will be reviewed annually by the Committee. In connection with his employment, Mr. Miller received an option to purchase 45,000 shares of common stock that becomes exercisable as to 13,500 shares on each of the first and second anniversaries of the date of grant, and as to the remaining 18,000 shares on the third anniversary of the date of grant, based on his continued employment with Cabot. This sign-on incentive was intended to align his interest with our shareholders’ interests. The option will expire on September 13, 2019.

Mr. Miller is eligible to participate in Cabot’s short- and long-term incentive compensation programs in fiscal 2010. He also received a relocation package that included, among other things, reimbursement for temporary living expenses for six months.

If before September 14, 2010 Cabot terminates Mr. Miller’s employment for any reason other than for “Cause” (as defined in his offer letter), Mr. Miller will receive (i) continued payment of base salary for a period of twelve months following the date of termination; (ii) immediate vesting of the option to purchase 45,000 shares; (iii) a pro rata short-term incentive bonus for fiscal 2010; and (iv) continued medical and dental benefits for up to twelve months. These benefits will be conditioned on Mr. Miller’s signing a release of claims and are described in the narrative discussion and tables under “Potential Payments Upon Termination or Change in Control” beginning on page 42. In addition, any payments made under (i) above will be reduced during the twelve-month period by any amounts that Mr. Miller earns during the twelve-month period after the date of termination in excess of $100,000.

Severance Arrangements

William J. Brady.    In connection with Mr. Brady’s departure from Cabot in September 2009, the Company and Mr. Brady entered into an agreement under which Mr. Brady will receive payments totaling $795,000 over a two-year period and continued medical and dental coverage and other benefits having an aggregate cost to Cabot of approximately $103,000. In addition, the Committee approved the acceleration of vesting of 27,000 shares of restricted stock granted to Mr. Brady in May 2007. Mr. Brady paid $372,600 for such shares, an amount equal to 30% of the fair market value of the shares on the date of grant. These arrangements are subject to Mr. Brady’s agreement regarding confidential information and proprietary developments, covenants as to non-competition and non-solicitation, and his release of claims.

Practices Regarding the Grant of Equity Awards

The Committee has generally followed a practice of making all equity grants to executive officers on a single date each year, which, historically, has been the day of the Committee’s regularly scheduled meeting in May. Beginning in fiscal year 2010, annual equity grants will instead be made at the Committee’s regularly scheduled meeting in November to align the timing of grants with our fiscal year, most importantly for the performance-based restricted stock units, which are measured on a fiscal year basis. The May and November meetings usually occur within 2 or 3 weeks following our release of earnings for our second and fourth fiscal quarters, respectively. The closing price of Cabot stock on the NYSE on the date grants are approved by the Compensation Committee determines the exercise price of options. From time to time, the Committee makes equity awards outside of the annual grant program for recruiting or retention purposes. We do not have a program, plan, or practice to time “off-cycle” awards in coordination with the release of material non-public information and these awards are effective on the later of the Compensation Committee approval of the grant or the date the executive officer’s employment commences. Other than shares issued in connection with new hires, including the award to Mr. Miller, no off-cycle awards were granted in fiscal year 2009.

Securities Trading Policy

The Company has a policy that prohibits executives from engaging in any transaction in which they may profit from short-term speculative swings in the value of the Company’s securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), and “put” and “call” options. In addition, this policy is designed to ensure compliance with all insider trading rules.

Tax and Accounting Information

We consider the tax and accounting rules associated with various forms of compensation when designing our compensation programs. However, to maintain flexibility to compensate our executive officers in a manner designed to promote long-term corporate goals and objectives, the Committee has not adopted a policy that all compensation must be deductible or have the most favorable accounting treatment to the Company.

Salary is expensed when earned. Annual bonuses under the short-term incentive compensation program are expensed during the year in which performance is being measured. Our restricted stock and restricted stock units and stock options are expensed at the grant date fair value over the service period, which typically is a three-year vesting period.

Section 162(m) of the Internal Revenue Code limits to $1 million the amount a company may deduct for compensation paid to its CEO and any of its other three named executive officers (excluding the Chief Financial Officer). This limitation does not, however, apply to compensation meeting the definition of “qualifying performance-based compensation.” For 2009, our stock options and short-term incentive compensation payments to those officers were tax-deductible compensation under Section 162(m).

Our restricted stock and restricted stock units, as currently structured, are not considered performance-based for purposes of Section 162(m) of the Internal Revenue Code. Therefore, the value of those equity awards, in combination with the amount of salary, in excess of $1,000,000 paid to our Chief Executive Officer and the three highest paid executive officers, other than the Chief Executive Officer and the Chief Financial Officer, is not tax deductible by us.

The Severance Plan includes a gross up provision in an amount equal to any excise tax payable by the named executive officer on the severance benefit paid under the plan or on any other benefit or payment provided by the Company to the named executive officer in the event of a change in control of the Company.

Summary Compensation Table

The following table and footnotes describe the compensation for Patrick M. Prevost, our Chief Executive Officer; Eduardo E. Cordeiro, who became our Chief Financial Officer on February 13, 2009; Jonathan P. Mason, who served as our Chief Financial Officer until February 13, 2009; William J. Brady, who served as our Executive Vice President and General Manager, Core Segment and Americas Region until September 14, 2009 and would have appeared in the table but for the fact that he was no longer serving as an executive officer as of September 30, 2009; and the other three most highly compensated executive officers who were serving as executive officers as of September 30, 2009 (collectively, the “named executive officers”). A description of each component of our executive compensation package is described under the heading “Compensation Discussion and Analysis,” which begins on page 22.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Patrick M. Prevost President and CEO	2009	800,000	—	954,651	285,026	—	62,001	101,018	2,202,696
	2008	596,923	1,150,000	1,539,101	—	—	19,070	488,883	3,793,977
Eduardo E. Cordeiro Executive Vice President and CFO	2009	359,057	—	810,462	66,506	77,000	67,327	60,779	1,441,131
	2008	318,269	150,000	863,063	—	—	399	83,331	1,415,062
	2007	292,308	—	894,109	—	250,000	18,809	77,305	1,532,531
Jonathan P. Mason Former Executive Vice President and CFO	2009	146,154	—	302,039	17,509	—	25,222	19,756	510,680
	2008	374,615	150,000	575,943	42,023	—	20,972	71,241	1,234,794
	2007	356,923	—	384,257	42,023	325,000	17,954	221,355	1,347,512
David A. Miller(1) Executive Vice President and General Manager, Core Segment and Americas Region	2009	13,846	—	—	6,350	—	—	31,043	51,239

William J. Brady Former Executive Vice President and General Manager, Core Segment and Americas Region	2009	352,365	—	751,442	51,305	—	126,098	970,730	2,251,940
	2008	360,962	150,000	874,993	—	—	765	89,634	1,476,354
	2007	350,000	—	1,060,737	—	350,000	32,014	84,066	1,876,817
Brian A. Berube Vice President and General Counsel	2009	325,000	—	518,603	42,754	51,000	75,487	52,179	1,065,023
	2008	318,269	100,000	533,573	—	—	226	63,810	1,015,878
Sean D. Keohane Vice President and General Manager, Performance Segment	2009	275,000	—	221,280	193,504	51,000	32,424	43,791	816,999

(1)	Mr. Miller was appointed Executive Vice President and General Manager, Core Segment and Americas Region effective September 14, 2009.

(2)

The amounts reported in this column reflect the compensation expense recognized by Cabot for financial statement reporting purposes for unvested restricted stock awards in accordance with Statement of Financial Accounting Standards No. 123(R) (“FAS 123(R)”). However, as prescribed by SEC rules, these amounts exclude estimates of forfeitures related to service-based vesting conditions. The amounts in the table reflect Cabot’s compensation expense for these awards and do not reflect the actual value that may be realized by the named executive officers when the stock vests. Compensation expense for restricted stock awards is measured at the grant date based on the fair market value of Cabot’s common stock on the grant date and is recognized over the service period, which generally represents the vesting period. For Messrs. Mason and Brady, the amounts reflect the compensation expense recognized by Cabot in accordance with FAS 123(R) up to the date of the officer’s separation from Cabot. In connection with his separation from Cabot and in accordance with the terms of the plan under which the shares were granted, Cabot repurchased all unvested shares of restricted stock held by Mr. Mason and 41,500 shares of unvested restricted stock held by Mr. Brady.

(3)	The amounts reported in this column reflect the compensation expense recognized by Cabot for financial statement reporting purposes for unvested stock option awards in accordance with FAS 123(R), without regard to forfeitures as prescribed by SEC rules. Compensation expense for stock option awards is measured at the grant date based on the Black-Scholes option-pricing model and is recognized over the service period, which generally represents the vesting period. For Messrs. Mason and Brady, the amounts reflect the compensation expense recognized by Cabot in accordance with FAS 123(R) up to the date of the officer’s separation from Cabot. The assumptions used to calculate the grant date fair value of option awards under the Black-Scholes model are set forth in Note O to our Consolidated Financial Statements filed with our Annual Report on Form 10-K for fiscal 2009. The amounts in the table represent our compensation expense for these awards and do not reflect the actual value that may be realized by the named executive officers from exercising the options. In connection with their separations from Cabot, Messrs. Mason and Brady forfeited all unexercisable options.

(4)	The amounts reported in this column consist of:

a.	The aggregate change in the actuarial present value of each named executive officer’s accumulated pension benefits under the plans in which he participates as follows: Mr. Prevost: $19,070 in 2008 and $62,001 in 2009; Mr. Cordeiro: $18,485 in 2007, $(2,111) in 2008 and $60,329 in 2009; Mr. Mason: $17,937 in 2007, $20,958 in 2008 and $24,865 in 2009; Mr. Brady: $31,231 in 2007, $(9,505) in 2008 and $103,296 in 2009; Mr. Berube: $(2,476) in 2008 and $68,633 in 2009; and Mr. Keohane: $32,424 in 2009. Prior to fiscal 2008, Cabot used a pension plan measurement date of June 30 for financial statement purposes. Beginning in fiscal 2008, Cabot changed its pension plan measurement date to September 30 in accordance with Financial Accounting Standard No. 158 (“Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R)”). In accordance with SEC rules, the change in the actuarial present value for each named executive officer’s accumulated pension benefits has been measured from July 1, 2006 through June 30, 2007 for fiscal 2007, from July 1, 2007 through September 30, 2008 for fiscal 2008, and from October 1, 2008 through September 30, 2009 for fiscal 2009, and, when such amounts are negative, they are not reflected in the sum reported in the column.

b.	Above-market interest (120% of the applicable long-term rate) credited to deferrals under Cabot’s deferred compensation plan as follows: Mr. Cordeiro: $324 in 2007, $399 in 2008 and $6,998 in 2009; Mr. Mason: $17 in 2007, $14 in 2008 and $357 in 2009; Mr. Brady: $783 in 2007, $765 in 2008 and $22,802 in 2009; and Mr. Berube: $226 in 2008 and $6,854 in 2009.

(5)	The table below identifies the amounts shown in the “All Other Compensation” column. All of the amounts reflect the actual cost to Cabot.

	Year	Company contributions to Retirement Savings Plan ($)(a)	Company contributions to Supplemental Retirement Savings Plan ($)(a)	Financial planning and tax assistance ($)	Relocation Assistance ($)(b)	Unused Vacation ($)	Other ($)(c)	Total ($)
P.M. Prevost	2009	23,581	60,151	14,513	—	—	2,773	101,018
E.E. Cordeiro	2009	25,949	21,814	12,968	—	—	48	60,779
J.P. Mason	2009	2,466	9,847	2,500	—	2,923	2,020	19,756
D.A. Miller	2009	—	—	—	31,041	—	2	31,043
W.J. Brady	2009	18,936	10,732	13,998	—	26,673	900,391	970,730
B.A. Berube	2009	25,594	15,049	11,488	—	—	48	52,179
S.D. Keohane	2009	21,657	10,598	11,488	—	—	48	43,791

a.	The Retirement Savings Plan and Supplemental Retirement Savings Plan are defined contribution plans and described under the heading “Nonqualified Deferred Compensation” beginning on page 40.

b.	Mr. Miller became a Cabot employee on September 14, 2009. We made payments on behalf of, or reimbursed, Mr. Miller for expenses associated with relocating from Hong Kong to Massachusetts pursuant to our employee relocation policies. The amount reported in the table consists of a relocation allowance of $30,000, $750 for temporary living expenses and tax gross-up benefits of $291.

c.	Includes the amount paid by Cabot for an annual physical exam for Mr. Prevost ($2,725); Mr. Mason ($2,000) and Mr. Brady ($2,975); and the cost to Cabot of providing each named executive officer with a death benefit under our Death Benefit Protection Plan equal to three times their base salary at the time of their death. $50,000 of this benefit is insured and the balance is payable from Cabot’s assets in the event of death. In fiscal 2009, the cost to Cabot for this death benefit was $48 for Messrs. Prevost, Cordeiro, Berube, Brady and Keohane, $20 for Mr. Mason and $2 for Mr. Miller. This premium is paid to the life insurance carrier. The amount reported for Mr. Brady also includes the following payments in connection with his separation from Cabot: $730,000, which will be paid over a twenty-four month period commencing on September 15, 2009; a one-time payment of $65,000; $60,000 for outplacement services; $14,140 for financial planning services; and $28,228 for continued medical and dental coverage in accordance with COBRA for a twenty-four month period commencing on September 15, 2009.

The table does not include any amounts for use of sports tickets by the named executive officers because no incremental costs were incurred by Cabot. Cabot purchases season tickets to sporting events for business outings with customers and vendors. If the tickets are not being used for business purposes, the named executive officers and other employees may have opportunities to use these tickets. In fiscal 2009, none of the named executive officers used Cabot’s season tickets for more than five events.

Employment Agreements

Except as described below, we do not have employment agreements with our named executive officers and their salary and other compensation are set by the Compensation Committee of the Board of Directors as described in the Compensation Discussion and Analysis beginning on page 22. Both Mr. Prevost and Mr. Miller entered into letter agreements with the Company when they joined Cabot. While their employment arrangements are “at will”, they are both entitled to certain payments if their employment is terminated under certain conditions set forth in their letter agreements, which are described in “Compensation Discussion and Analysis — Employment Arrangements” on page 30. For information about termination of employment and change-in-control arrangements between Cabot and the named executive officers, see “Potential Payments Upon Termination or Change-in-Control” on page 42.

Grant of Plan-Based Awards Table

The following table reports all plan-based awards granted to the named executive officers during fiscal 2009. The material terms of our short-and long-term incentive compensation awards are described in “Compensation Discussion and Analysis — Short-Term Incentive Compensation” on page 26 and “Compensation Discussion and Analysis — Long-Term Incentive Compensation” on page 27.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)
P.M. Prevost
Options	5/7/2009	—	—	—	300,000	16.90	1,164,226
STI	—	0	800,000	1,600,000

E.E. Cordeiro
Options	5/7/2009	—	—	—	70,000	16.90	271,653
STI	—	0	195,000	390,000

J.P. Mason
Options	—	—	—	—	—	—	—
STI	—	—	—	—	—	—	—

D.A. Miller(1)
Options	9/14/2009	—	—	—	45,000	21.07	260,030
STI	—	—	—	—

W.J. Brady
Options	5/7/2009	—	—	—	60,000	16.90	232,845
STI	—	—	—	—

B.A. Berube
Options	5/7/2009	—	—	—	45,000	16.90	174,634
STI	—	0	195,000	390,000

S.D. Keohane
Options	5/7/2009	—	—	—	50,000	16.90	194,038
STI	—	0	145,750	291,500

(1)	Mr. Miller is eligible to participate in our short-term incentive program and our long-term incentive program beginning with the grants for fiscal 2010 and was not eligible for either program for fiscal 2009.

(2)	The amounts in these columns show the target and maximum bonus amounts payable for fiscal 2009 under our short-term incentive program. Actual short-term incentive payments made for fiscal 2009 are included in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”

(3)	In connection with his separation from Cabot on September 14, 2009, Mr. Brady forfeited his option to purchase 60,000 shares of common stock.

(4)	Under FAS 123(R), Cabot uses the Black-Scholes option-pricing model to estimate the fair value of the options at the grant date.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows information regarding unexercised options and unvested restricted stock held by our named executive officers as of September 30, 2009.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)
P. M. Prevost	300,000(1) —	16.90 —	5/6/2019 —	20,000(2) 25,000(3)	462,200 577,750
E. E. Cordeiro	70,000(1) —	16.90 —	5/6/2019 —	27,000(4) 46,000(4)	251,370 621,000
J. P. Mason	— —	— —	— —	— —	— —
D.A. Miller	45,000(5) —	21.07 —	9/13/2019 —	— —	— —
W. J. Brady	— —	— —	— —	27,000(6) —	251,370 —
B. A. Berube	45,000(1) —	16.90 —	5/6/2019 —	17,500(4) 30,000(4)	162,925 405,000
S.D. Keohane	50,000(1) 60,000(4)	16.90 32.04	5/6/2019 5/7/2013	13,500(4) —	125,685 —

(1)	The option vests over a three year period as follows, assuming the executive officer’s continued employment with Cabot: 30% on May 7, 2010, 30% on May 7, 2011 and 40% on May 7, 2012.

(2)	These shares vest in equal annual installments over three years from the date of grant, assuming Mr. Prevost’s continued employment with Cabot.

(3)	These shares vest in equal quarterly installments over three years from the date of grant, assuming Mr. Prevost’s continued employment with Cabot.

(4)	These shares vest on the third anniversary of the date the award was approved by Cabot’s Compensation Committee, assuming the executive officer’s continued employment with Cabot.

(5)	The option vests over a three year period as follows, assuming Mr. Miller’s continued employment with Cabot: 30% on September 14, 2010, 30% on September 14, 2011 and 40% on September 14, 2012.

(6)	In connection with Mr. Brady’s separation from Cabot on September 14, 2009, Cabot accelerated the vesting of these shares of restricted stock on October 14, 2009.

(7)	The market value was calculated by multiplying the closing price of Cabot common stock on September 30, 2009 ($23.11) by the number of shares of unvested restricted stock and subtracting the amount paid by each executive officer for his restricted stock. Under the terms of the restricted stock awards granted to the named executive officers except for Mr. Prevost, the purchase price is equal to 30% of the closing price of Cabot’s common stock on the date the awards were approved by the Compensation Committee. Mr. Prevost’s shares were granted with no purchase price pursuant to the terms of his employment arrangements with Cabot.

Option Exercises and Stock Vested Table

The following table shows for each named executive officer the restricted stock awards that vested during fiscal 2009. None of our named executive officers exercised any stock options during fiscal 2009. The value realized under the “stock awards” column is the product of the number of shares vested and the closing price of our common stock on the vesting date, less the amount paid by the named executive officer to purchase the restricted stock.

	Stock Awards
Name	Number of Shares Acquired On Vesting (#)		Value Realized On Vesting ($)
P. M. Prevost	30,000		464,100
E. E. Cordeiro	35,000		222,950
J. P. Mason	—		—
D.A. Miller	—		—
W. J. Brady	35,000	(1)	222,950
B. A. Berube	21,000		133,770
S.D. Keohane	15,000		95,550

(1)	In addition to the vesting of the 35,000 shares included in the table above, in connection with his separation from Cabot on September 14, 2009, Cabot accelerated the vesting of 27,000 shares of restricted stock that were granted to Mr. Brady under Cabot’s 2007 long-term incentive program. Mr. Brady realized an additional $249,750 in connection with this vesting.

Pension Benefits

The following narrative and tables provide information on Cabot’s Cash Balance Plan and Supplemental Cash Balance Plan, the defined benefit retirement plans in which the named executive officers participate.

Cash Balance Plan

We maintain a Cash Balance Plan, which is a funded, tax-qualified defined benefit plan for U.S.-based employees. The Cash Balance Plan is a hybrid pension plan in which participants accrue benefits in the form of account balances, with a guaranteed rate of return and defined notional contributions (“pay-based credits”). For each year, beginning with the plan year commencing October 1, 1988, we provide participants with annual pay-based credits of 3% of eligible compensation during the first five years of service, 3.5% for the next five years and 4% after ten years of service, plus additional credits of 2% of earnings in excess of the Social Security Wage Base. Eligible compensation under the Cash Balance Plan includes salary and bonus.

All balances in the accounts of participants during a calendar year are credited with interest at the one-year U.S. Treasury bill rate determined as of November of the previous year until the participants begin receiving benefit payments. For calendar year 2009, the interest rate was 1.07%. At retirement at any age or other termination of employment, participants eligible for benefits may receive their vested account balance in a lump sum payment or in a monthly pension having equivalent actuarial value. Benefits for service through September 30, 1988 are based on the plan formula then in effect, and have been provided for through the purchase of a group annuity contract issued by an insurance company.

Beginning on January 1, 2008, all participants who were employees before that date who were not 100% vested in their accrued account balances on that date will be 20% vested in Cabot’s contributions to their accounts after two years of employment with Cabot and 100% vested after three years, and all participants whose employment with Cabot began on or after January 1, 2008 will be 100% vested in Cabot’s contributions to their accounts after three years of employment with Cabot.

All of the named executive officers except for Messrs. Prevost and Miller are fully vested in their accrued account balances under the Cash Balance Plan. Upon retirement from Cabot at age 65, upon termination of employment by reason of death or disability, or upon a change in control of Cabot, any unvested account balance will immediately vest.

Supplemental Cash Balance Plan

We also maintain a Supplemental Cash Balance Plan, which is an unfunded, non-qualified plan created to provide benefits to executive officers and other Cabot employees in circumstances where maximum limits established under the Internal Revenue Code prevent participants from receiving some of the benefits provided under the Cash Balance Plan. The Internal Revenue Code limits the amount of compensation that can be used to annually accrue benefits under the tax-qualified Cash Balance Plan. The Supplemental Cash Balance Plan is intended to provide eligible employees the same benefits that they would earn under the Cash Balance Plan if this compensation limit did not apply.

The material terms and conditions of the Supplemental Cash Balance Plan are the same as those of the Cash Balance Plan except that benefits otherwise payable from the Supplemental Cash Balance Plan will be forfeited if a participant’s employment is terminated for cause (which for this purpose under the plan means the participant acted in a way that Cabot’s Benefits Committee determines to be negligence or misconduct in performing his or her job).

Pension Benefits Table

The following table shows the actuarial present value of each named executive officer’s accumulated benefits under the pension plans in which he participates as of September 30, 2009, which is the pension plan measurement date used for financial statement reporting purposes for our fiscal 2009 financial statements.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)
P.M. Prevost	Cash Balance Plan Supplemental Cash Balance Plan	2 2	16,704 64,367

E.E. Cordeiro	Cash Balance Plan Supplemental Cash Balance Plan	11 11	79,701 59,735

J.P. Mason	Cash Balance Plan Supplemental Cash Balance Plan	3 3	24,865 43,237

D.A. Miller	Cash Balance Plan Supplemental Cash Balance Plan	0 0	— —

W.J. Brady	Cash Balance Plan Supplemental Cash Balance Plan	23 23	181,143 140,606

B.A. Berube	Cash Balance Plan Supplemental Cash Balance Plan	15 15	123,001 74,728
S.D. Keohane	Cash Balance Plan Supplemental Cash Balance Plan	7 7	49,492 20,832

(1)	Credited service represents total completed years of service with us as of September 30, 2009 for all of our named executive officers other than Mr. Prevost, for whom his partial year of service during fiscal 2008 is credited as a year of service.

(2)	The following assumptions were used in the calculations:

Cash Balance Plan/ Supplemental Cash Balance Plan
Measurement Date	9/30/2009
Discount Rate (for present value calculation)	5.25%
Form of benefit	Lump sum
Retirement Date	Age 65

Nonqualified Deferred Compensation

Deferred Compensation Plan

We maintain a non-qualified deferred compensation plan that permits certain employees in the U.S. to voluntarily defer in any year up to 50% of their base salary and up to 100% of short-term incentive and sales incentive bonuses. All of our named executive officers are eligible to participate in the deferred compensation plan. Mr. Mason, Mr. Brady, Mr. Berube and Mr. Cordeiro participated in the plan in fiscal 2009.

In any year, the deferred amounts are credited with interest at a rate equal to the Moody’s Corporate Bond Rate for the month of November prior to the beginning of the applicable calendar year. This earnings measure has been specified by the plan administrator. Amounts that are deferred in a particular year are credited to a participant’s account as if they were invested in the account on the first day of the applicable calendar year and notional interest is applied as if the participant had earned the deferred amount on the first day of the calendar year. Earnings are compounded annually. The Moody’s rate under the plan for calendar year 2009 was 7.65%. Participants in the deferred compensation plan can elect to defer receipt of their eligible compensation for a period of at least three years (“fixed period election”) or until they cease to be employees of Cabot (“separation election”). For a separation election, participants may elect to receive deferred amounts either in the form of a lump sum payment or, if a participant’s account balance is at least $50,000, installments over a period of three, five or ten years.

Retirement Savings Plan and Supplemental Retirement Savings Plan

All of our employees in the U.S. participate in the Retirement Savings Plan, a tax qualified defined contribution plan, although the terms vary for employees covered by a collective bargaining agreement. The Retirement Savings Plan contains a 401(k) portion under which Cabot makes a matching contribution of 75% of a participant’s contribution on up to 7.5% of the participant’s eligible compensation, making the maximum matching contribution an amount equal to 5.625% of a participant’s eligible compensation. This matching contribution is in the form of Cabot stock. The Retirement Savings Plan also contains an employee stock ownership plan (“ESOP”), which is 100% funded by Cabot. Under the ESOP, participants receive contributions in the form of Cabot stock each quarter based on a pre-determined formula. We have established a minimum and maximum contribution percentage of total eligible pay of 4% and 8%, respectively. The actual amount of the contribution in any given quarter varies, depending primarily on our stock price. Eligible compensation includes base salary and cash bonuses.

The Supplemental Retirement Savings Plan is an unfunded, non-qualified defined contribution plan under which we provide contributions to executive officers and certain other employees in the U.S. that cannot be made in the Retirement Savings Plan due to limitations imposed by the Internal Revenue Code. Contributions to the Supplemental Retirement Savings Plan are at the same percentage of pay that would have been made to the Retirement Savings Plan were it not for the limitations imposed by the Internal Revenue Code. Amounts credited to the Supplemental Retirement Savings Plan are treated as if invested in Cabot common stock. Participants may elect to receive distributions in a lump sum payment after separation from service or, if a participant’s account balance is at least $50,000, in installments over a period of three, five or ten years beginning after separation from service. All distributions are made with shares of Cabot common stock, with the exception of those for certain grandfathered accounts, which are made in cash.

Under both the Retirement Savings Plan and Supplemental Retirement Savings Plan, participants are 20% vested in Cabot’s contributions to their accounts after two years of employment with Cabot, 40% vested after three years, 60% vested after four years and 100% vested after five years. Under both plans, unvested account balances will immediately vest upon retirement from Cabot at age 65, upon termination of employment by reason of death or disability, or upon a change in control of Cabot. Under the Retirement Savings Plan, if a participant’s employment ends for any other reason, the participant will receive the vested portion of Cabot’s contributions to his or her account. Under the Supplemental Retirement Savings Plan, however, benefits otherwise payable are forfeited if the participant’s employment is involuntarily terminated for cause (which for this purpose under the plan means the participant acted in a way that Cabot’s Benefits Committee determines to be negligence or misconduct in performing his or her job).

Nonqualified Deferred Compensation Table

The following table provides information with respect to the Supplemental Retirement Savings Plan for all of our named executive officers and with respect to the deferred compensation plan for Messrs. Cordeiro, Mason, Brady and Berube.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
P.M. Prevost Supplemental RSP	—	60,151	21,630	—	166,885

E.E. Cordeiro Deferred Compensation Plan Supplemental RSP	— —	— 21,814	27,634 (20,307)	133,497 —	381,079 131,444

J. P. Mason Deferred Compensation Plan Supplemental RSP	— —	— 9,847	1,373 (24,927)	23,474 39,429	— —

D.A. Miller Supplemental RSP	—	—	—	—	—

W.J. Brady Deferred Compensation Plan Supplemental RSP	25,269 —	— 10,732	92,477 (75,794)	844,184 —	457,273 310,885

B.A. Berube Deferred Compensation Plan Supplemental RSP	— —	— 15,049	25,330 (33,030)	— —	374,803 158,623

S.D. Keohane Supplemental RSP	—	10,598	(7,069)	—	62,360

(1)	The amount contributed by Mr. Brady represents the deferral of a portion of salary earned during fiscal 2009.

(2)	These amounts represent Cabot contributions accrued under the Supplemental Retirement Savings Plan and are reported in the Summary Compensation Table in this proxy statement under the heading “All Other Compensation.” No company contributions are provided to the named executive officers under the deferred compensation plan.

(3)	For the deferred compensation plan, earnings represent the value credited based on the Moody’s interest rate for the year. For the Supplemental Retirement Savings Plan, earnings represent the value of dividends earned and investment gains or losses as if the amounts had been invested in Cabot common stock.

Potential Payments Upon Termination or Change-in-Control

Our named executive officers are eligible to receive certain benefits if their employment is terminated, including following a change-in-control. This section describes various termination of employment scenarios and the payments and benefits payable under those scenarios. A table quantifying the estimated payments and benefits follows this narrative description.

Potential Payments Following a Change in Control

The named executive officers are participants in the Senior Management Severance Protection Plan (“Severance Plan”). The Compensation Committee determines the participants in the Severance Plan which, as of the date of this proxy statement, include twenty of our senior managers. The Severance Plan is intended to provide continuity of management in the event of a change in control and was not adopted in response to any particular takeover threat.

Under the Severance Plan, a participant whose employment with Cabot terminates within two years following a change in control (for any reason other than cause, disability, death, or a termination initiated by the participant without good reason) is entitled to the following severance benefits:

•

Lump sum payment equal to one times the participant’s base salary plus bonus. Base salary is calculated at the greater of the rate in effect (i) immediately before the change in control or (ii) as of the officer’s employment termination date. The bonus is calculated at the greater of (i) the officer’s target annual incentive bonus for the fiscal year in which the change in control occurs or the fiscal year in which the officer’s employment is terminated, whichever is greater or (ii) the highest annual incentive bonus amount paid or payable to the participant for any of the three fiscal years preceding the fiscal year in which the change in control occurs.

•	Pro-rated bonus with respect to the fiscal year in which the termination occurs.

•

Continued health and welfare benefits for a period of one year (i.e., medical, dental and prescription drug benefits; long-term disability coverage; and life insurance and other death benefits coverage).

•	Outplacement services in an amount up to 15% of the participant’s salary.

Participants in the Severance Plan are also entitled to a gross-up payment if any payment or benefit made to the participant will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”). The gross-up payment will be in an amount sufficient to make them whole for all taxes (including withholding taxes) and any associated interest and penalties imposed as a result of Section 4999 of the Code.

If a participant is entitled to severance benefits of the type provided under the Severance Plan under any other plan or program provided by Cabot or its affiliates, or pursuant to any agreement with Cabot or its affiliates, or by law, the provision of the other benefits counts toward our obligation to provide the benefits under the Severance Plan so that the benefits are not duplicative.

The following are considered to be changes in control under the Severance Plan: a third party’s acquisition of 35% or more of our common stock; a change in the majority of our Board of Directors during any period of two consecutive years or less; the completion of certain reorganizations, mergers, or consolidation transactions involving Cabot; a sale or other disposition of all or substantially all of our assets; or a complete liquidation or dissolution of Cabot.

A Severance Plan participant is not entitled to payments if his or her employment is involuntarily terminated for cause or if he or she terminates his or her employment voluntarily without good reason.

•

Termination by Cabot is for cause if it is for any of the following reasons: (i) the participant’s willful and continued refusal to perform his or her job at Cabot after a written demand is submitted to the participant by Cabot’s Board of Directors or (ii) the participant’s willfully acting in a way that is demonstrably and materially injurious to Cabot, monetarily or otherwise.

•

A termination initiated by the participant is for good reason if it results from: (i) an adverse change, in the participant’s reasonable judgment, in his or her status, title, position, responsibilities, or reporting relationship; (ii) a reduction in his or her then-current base salary; (iii) relocation of Cabot’s offices where the participant is employed by more than twenty-five miles; (iv) failure by Cabot to pay any portion of his or her current compensation; (v) a material reduction in his or her benefits from the benefit levels in effect immediately before the change in control or (vi) Cabot’s failure to continue in effect on substantially similar terms any material compensation or benefit plan in which he or she participated immediately before the change in control.

The accrued account balances under the Cash Balance Plan, Supplemental Cash Balance Plan, Retirement Savings Plan and Supplemental Retirement Savings Plan immediately vest upon a change in control of Cabot. Under the terms of our equity incentive plans, unvested restricted stock and stock options held by a participant in those plans (including the named executive officers) immediately vest upon a change in control of Cabot. The triggering events for a change in control under our incentive plans and our employee benefit plans are substantially the same as the events under the Severance Plan described above, except that a change in control under the equity incentive plans will occur upon the acquisition of 25% of Cabot’s stock by a third party rather than 35%.

Termination of Employment Upon Disability or Death

For Cabot’s full-time employees based in the U.S., including the named executive officers, termination of employment upon disability is determined under the terms of Cabot’s long-term disability plan and occurs one year following the date of disability. A U.S.-based employee who becomes disabled would receive (i) benefits under our long term disability plan, (ii) continued participation in our medical, dental, and life insurance plans in accordance with the terms of those plans if the employee has completed ten years of service; (iii) 100% vesting in the applicable retirement plans and (iv) continued accruals in the retirement plans in accordance with the terms of those plans if the employee has completed five years of service. We have not included a value for these benefits in the table on page 45 because they do not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees.

Under the terms of Cabot’s equity incentive plans, if any participant (including a named executive officer) ceases to be an employee because of disability or death, his or her unvested stock options and restricted stock would immediately vest. The table on page 45 includes a value for the accelerated vesting of the named executive officer’s equity awards upon a termination of employment for death or disability.

We provide the named executive officers with a death benefit under our Death Benefit Protection Plan equal to three times their base salary and payable to their beneficiary at the time of their death.

Termination of Employment Upon Retirement

Upon retirement, participants (including the named executive officers) are entitled to receive benefits payable under our Cash Balance Plan and Supplemental Cash Balance Plan and a distribution of balances under our Retirement Savings Plan and Supplemental Retirement Savings Plan. As of the last business day of fiscal 2009, none of our named executive officers met the eligibility criteria for retirement or early retirement, as applicable, under these plans.

Under our current arrangements, a named executive officer may also be eligible to receive welfare benefits provided to comparably situated employees. These retiree welfare benefits are not included in the table below because they do not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees.

Termination for Cause

As described above, a named executive officer will not receive a severance payment under our Severance Plan if his employment is terminated for cause. He also will not receive benefits under the terms of our Supplemental Retirement Savings Plan or Supplemental Cash Balance Plan.

Potential Payments Upon Termination or Change-in-Control Table

The following table and footnotes present potential payments to each named executive officer other than Messrs. Mason and Brady under various circumstances as if the officer’s employment had been terminated on September 30, 2009, the last business day of fiscal 2009. As prescribed by SEC rules, because Messrs. Mason and Brady were no longer serving as named executive officers as of September 30, 2009, the disclosure in the table below shows only the payments made to Messrs. Mason and Brady in connection with their separation from Cabot.

	Severance Pay(1)	Accelerated Unvested Equity(2)	Pension Plan Benefits not reported in Pension Plan Table(3)	Benefits and Perquisites(4)	Total
P.M. Prevost
Death	—	2,902,950	15,689	2,400,000	5,318,639
Disability	—	2,902,950	15,689	—	2,918,639
Voluntary Termination (for Good Reason)/Involuntary Termination (without cause)	3,200,000	462,200	—	101,097	3,763,297
Voluntary Termination (not for Good Reason)/Involuntary Termination (for cause)	—	—	—	—	—
Termination if Change-in-Control	3,200,000	2,902,950	15,689	221,097	6,339,736

E.E. Cordeiro
Death	—	1,307,070	61,868	1,140,000	2,508,938
Disability	—	1,307,070	61,868	—	1,368,938
Voluntary Termination/Involuntary Termination (without cause)	—	—	61,868	—	61,868
Involuntary Termination (for cause)	—	—	35,364	—	35,364
Termination if Change-in-Control	630,000	1,307,070	61,868	71,994	2,070,932

J.P. Mason
Voluntary Termination/Involuntary Termination (without cause)	—	—	—	—	—

D.A. Miller
Death	—	91,800	—	1,080,000	1,171,800
Disability	—	91,800	—	—	91,800
Voluntary Termination	—	—	—	—	—
Involuntary Termination (without cause)	360,000	91,800	—	14,114	465,914
Involuntary Termination (for cause)	—	—	—	—	—
Termination if Change-in-Control	360,000	91,800	—	68,994	520,794

W.J. Brady
Voluntary Termination/Involuntary Termination (without cause)	795,000	249,750	—	102,368	1,147,118

B.A. Berube
Death	—	847,375	65,363	975,000	1,887,738
Disability	—	847,375	65,363	—	912,738
Voluntary Termination/Involuntary Termination (without cause)	—	—	65,363	—	65,363
Involuntary Termination (for cause)	—	—	40,661	—	40,661
Termination if Change-in-Control	550,000	847,375	65,363	63,744	1,526,482

S.D. Keohane
Death	—	436,185	31,485	825,000	1,292,670
Disability	—	436,185	31,485	—	467,670
Voluntary Termination/Involuntary Termination (without cause)	—	—	31,485	—	31,485
Involuntary Termination (for cause)	—	—	22,158	—	22,158
Termination if Change-in-Control	475,000	436,185	31,485	56,244	998,914

(1)	For all of our named executive officers other than as noted below for Messrs. Prevost, Miller and Brady, severance pay is equal to one times base pay and the greater of (i) his highest bonus in the prior three-year period or (ii) his target bonus under our short-term incentive program for the fiscal year and assumes that no pro-rated bonus is payable with respect to the fiscal year. Pursuant to the terms of Mr. Prevost’s offer letter with Cabot, if his employment is terminated in the event of a change-in-control or by Cabot without “Cause” or by him with “Good Reason” (as such terms are defined in his offer letter with Cabot) prior to January 1, 2011, severance pay is equal to (i) his bonus payable with respect to the fiscal year based on actual achievement of the goals established for the performance period and pro-rated for the number of days he was employed plus (ii) his base salary and monthly payments of $66,666.67 in place of any bonus payments for a period of twenty-four months following the date of termination, reduced by any amounts that he earns during the twenty-four month period in excess of $100,000 other than compensation earned as an outside director. After January 1, 2011, Mr. Prevost is entitled to the same severance benefits as our other named executive officers. Pursuant to the terms of Mr. Miller’s offer letter with Cabot, if his employment is terminated by Cabot without “Cause” (as defined in his offer letter) prior to September 14, 2010, severance pay is equal to his base salary, reduced by any amounts that he earns during the twelve months after the date of termination in excess of $100,000 other than compensation earned as an outside director, plus his bonus under our short-term incentive program for the fiscal year based on actual achievement of the goals established for the performance period and pro-rated for the number of days he was employed. After September 14, 2010, Mr. Miller is entitled to the same severance benefits as our other named executive officers. Pursuant to the terms of Mr. Brady’s separation agreement with Cabot, severance pay is equal to $730,000 to be paid over a twenty-four month period commencing on September 15, 2009 and a one-time payment of $65,000. No gross-up payment would be due to any of the named executive officers given the circumstances existing on the assumed termination date of September 30, 2009.

(2)	For all of our named executive officers other than Messrs. Prevost and Brady, the amounts for accelerated unvested equity include the value of unvested restricted stock and options. For Mr. Prevost, the amounts for accelerated unvested equity include the value of all unvested restricted stock and options, except in the case of a termination by Cabot without “Cause” or by him with “Good Reason” prior to January 1, 2011, which only includes the value of the unvested portion of the 30,000 shares of restricted stock issued to him as a signing incentive. For Mr. Brady, the amount for accelerated unvested equity consists of the value of the 27,000 shares of restricted stock that were granted to Mr. Brady under Cabot’s 2007 long-term incentive program. The value of unvested restricted stock for each named executive officer other than Mr. Brady was calculated by multiplying the closing market price of our common stock on September 30, 2009 ($23.11) times the number of shares of unvested stock and subtracting the amount paid by the named executive officer for the shares (30% of the closing market price on the date the grant was approved by Cabot’s Compensation Committee for each named executive officer other than Mr. Prevost, whose shares were granted with no purchase price). The value of unvested restricted stock for Mr. Brady was calculated by multiplying the closing market price of our common stock on October 14, 2009 ($23.05), the date that the stock vested in connection with Mr. Brady’s separation from Cabot, times the number of shares of unvested stock and subtracting the amount paid by Mr. Brady for the shares (30% of the closing market price on the date the grant was approved by Cabot’s Compensation Committee). The value of unvested options for all of our named executive officers other than Mr. Brady was calculated by multiplying the closing market price of our common stock on September 30, 2009 times the number of shares issuable upon exercise of unvested options and subtracting the exercise price of the options. Mr. Brady forfeited his unvested options in connection with his separation from Cabot.

(3)	For all terminations other than for cause, the amounts in this column represent the amounts that would be payable under the Cash Balance Plan and Supplemental Cash Balance Plan as of September 30, 2009 in a lump sum that are in addition to the amounts previously reported in the Pension Benefits Table. These amounts are not included in the Pension Benefits Table because the assumptions required to calculate the actuarial present value of the benefits for purposes of the Pension Benefits Table are different from the assumptions required to calculate the actual plan benefits. No benefits are payable under the Supplemental Cash Balance Plan if a participant’s employment is terminated for cause.

(4)	Continued perquisites and benefits include only those benefits provided to executive officers that are not provided to all employees generally. The amount reported in the event of death represents an amount equal to three times base salary, $50,000 of which is paid by our insurer and the balance of which is payable by Cabot in a lump sum to the named executive officer’s designated beneficiary under our Death Benefit Protection Plan. For all of our named executive officers other than Mr. Prevost, the amount reported in the event of a change in control represents the cost to Cabot of continued health and welfare benefits and outplacement services for a period of one year under the Severance Plan. Under the terms of his offer letter with Cabot, Mr. Prevost is entitled to receive continued health and welfare benefits for up to 18 months and relocation benefits to relocate his family back to Europe in the event of a change in control or following a termination by Cabot without “Cause” or by him with “Good Reason” prior to January 1, 2011. After January 1, 2011, Mr. Prevost is entitled to the same benefits provided to our other named executive officers. Mr. Prevost is also entitled to receive outplacement services for a period of one year under the Severance Plan in the event of a change in control. Under the terms of Mr. Miller’s offer letter with Cabot, if his employment is terminated by Cabot without “Cause” prior to September 14, 2010, he is entitled to receive continued health and welfare benefits for a period of one year. After September 14, 2010, Mr. Miller is entitled to the same benefits provided to our other named executive officers. The amount reported for Mr. Brady represents the cost to Cabot of outplacement services, financial planning assistance for one year and continued health and welfare benefits for up to 24 months beginning on September 15, 2009.

BENEFICIAL STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PERSONS OWNING MORE THAN FIVE PERCENT OF COMMON STOCK

The following table shows the amount of Cabot common stock beneficially owned as of January 11, 2010 (unless otherwise indicated) by each person known by Cabot to own beneficially more than 5% of our outstanding common stock, by each director of Cabot, by each of our named executive officers and by all directors, nominees for director and executive officers of Cabot as a group. Unless otherwise indicated, each person has sole investment and voting power over the securities listed in the table.

Name	Total Number of Shares(1)		Percent of Class(2)
Holders of More than Five Percent of Common Stock
State Street Bank and Trust Company, acting in various fiduciary capacities	5,359,886	(3)	8.2%
One Lincoln Street
Boston, MA

Directors and Executive Officers
Brian A. Berube	74,672		*
William J. Brady	79,765		*
John S. Clarkeson	25,500	(4)	*
Eduardo E. Cordeiro	144,977		*
Juan Enriquez-Cabot	14,600	(5)	*
Arthur L. Goldstein	27,500		*
Gautam S. Kaji	17,500		*
Sean D. Keohane	26,906
Roderick C.G. MacLeod	60,600		*
Jonathan P. Mason	9,910		*
Henry F. McCance	12,500	(6)	*
John K. McGillicuddy	5,833	(7)	*
David A. Miller	43
John F. O’Brien	36,100		*
Patrick M. Prevost	111,215		*
Ronaldo H. Schmitz	23,500	(8)	*
Lydia W. Thomas	28,900		*
Mark S. Wrighton	27,200	(9)	*
Shengman Zhang	9,375	(10)	*
Directors and executive officers as a group (19 persons)(11)	736,596		1.13%

*	Less than one percent.

(1)	For Cabot’s executive officers the number includes shares of Cabot common stock held for their benefit by the trustees of Cabot’s Retirement Savings Plan. The shares of common stock allocated to the accounts of Cabot’s executive officers in the Retirement Savings Plan constitute less than 1% of our common stock.

(2)	The calculation of percentage of ownership of each listed beneficial owner is based on 65,330,163 shares of Cabot common stock, which represents the number of shares outstanding on January 11, 2010.

(3)	Based on a Schedule 13G filed with the SEC on February 17, 2009 by State Street Bank and Trust Company, acting in various fiduciary capacities (“State Street”), and includes 1,232,009 shares with respect to which State Street has sole voting power and 4,127,877 shares with respect to which it has shared voting power. State Street reported that it has shared dispositive power with respect to all of the 5,359,886 shares. State Street has disclaimed beneficial ownership of the shares covered by its Schedule 13G.

(4)	Includes 12,000 shares the receipt of which Mr. Clarkeson has deferred under applicable Cabot deferred compensation plans. Mr. Clarkeson has shared voting and investment power for 2,000 shares of the stock.

(5)	Includes 12,500 shares the receipt of which Mr. Enriquez-Cabot has deferred under applicable Cabot deferred compensation plans. Mr. Enriquez-Cabot has shared investment power for 2,100 of the shares.

(6)	Mr. McCance has deferred receipt of these shares under applicable Cabot deferred compensation plans.

(7)	Includes 5,000 shares the receipt of which Mr. McGillicuddy had deferred under applicable Cabot deferred compensation plans.

(8)	Includes 14,500 shares the receipt of which Dr. Schmitz has deferred under applicable Cabot deferred compensation plans.

(9)	Includes 100 shares held by Dr. Wrighton’s wife, who retains sole voting control over the shares. Dr. Wrighton disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(10)	Includes 8,750 shares the receipt of which Mr. Zhang has deferred under applicable Cabot deferred compensation plans.

(11)	Shares of our common stock shown as being beneficially owned by directors and executive officers as a group includes 46,720 shares of common stock held by trustees for Cabot’s Retirement Savings Plan for the benefit of Cabot’s executive officers.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee of the Board of Directors is comprised of six non-employee directors. The Board has determined that all of the members of the Audit Committee satisfy the requirements of the NYSE as to independence and financial literacy. The Board has determined that Mr. Goldstein, Mr. Kaji, Mr. MacLeod, Mr. McGillicuddy and Dr. Thomas are audit committee financial experts as defined by SEC rules. The responsibilities of the Audit Committee are set forth in its written charter and described above under the heading “The Board of Directors and its Committees — Audit Committee.” One of the Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of Cabot’s financial statements. The following report summarizes certain of the Committee’s activities in this regard during fiscal 2009.

Review of Audited Financial Statements with Management

The Audit Committee reviewed and discussed with management Cabot’s audited consolidated financial statements for the fiscal year ended September 30, 2009.

Review of Financial Statements and Other Matters with Independent Accountant

The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by PCAOB AU 380, Communication with Audit Committees. The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with that firm its independence from Cabot.

Recommendation that Financial Statements be Included in Annual Report

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Cabot’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 for filing with the SEC.

Arthur L. Goldstein (Chair)

Juan Enriquez-Cabot

Gautam S. Kaji

Roderick C.G. MacLeod

John K. McGillicuddy

Lydia W. Thomas

Audit Fees

Deloitte & Touche LLP was Cabot’s independent public accountant for fiscal 2009 and 2008. Fees for professional services rendered by Deloitte & Touche LLP for fiscal 2009 and 2008 were as follows:

Services Rendered	Fiscal 2009	Fiscal 2008
Audit Fees	$4,342,532	$4,531,968
Audit-Related Fees	$646,500	$576,500
Tax Fees	$354,484	$339,766
All Other Fees	$0	$0

The audit services include professional services for the audit of Cabot’s consolidated financial statements included in the Annual Report on Form 10-K (including audit of internal control over financial reporting) and review of financial statements included in Cabot’s Quarterly Reports on Form 10-Q, consultations regarding on-going financial accounting matters, and services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. Statutory audit fees in foreign jurisdictions are billed in local currency. These fees are translated into U.S. dollars in the table above using exchange rates in effect at the time of the 2009 and 2008 proxy filings.

The audit-related services for each of fiscal 2009 and 2008 consisted primarily of fees for audits of: (i) employee pension and other benefit plans; (ii) certain stand-alone financial statements; and (iii) the statutory audit of Cabot’s captive insurance company.

For fiscal 2008, tax services consisted of $112,317 for tax compliance and preparation services and $227,449 for tax advisory services, primarily associated with ongoing tax audits. For fiscal 2009, tax services consisted of $131,541 for tax compliance and preparation services and $222,943 for tax advisory services, primarily associated with ongoing tax audits.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy requiring the pre-approval of audit and non-audit services to be provided by Cabot’s independent auditor. The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the auditor’s independence is not impaired; describes the audit, audit-related, tax and other services that may be provided and the non-audit services that are prohibited; and sets forth pre-approval requirements for all permitted services. In some cases, pre-approval is provided by the full Audit Committee for the applicable fiscal year for a particular category or group of services, subject to an authorized amount. In other cases, the Audit Committee specifically pre-approves services. To ensure compliance with the policy, the Audit Committee requires the independent auditor to report on actual fees charged for each category of services at least quarterly. The Audit Committee has delegated authority to the Chair of the Committee to pre-approve additional services that need to be approved between scheduled Audit Committee meetings, provided that the estimated fee for any such services does not exceed $100,000, and any such pre-approvals must then be communicated to the full Audit Committee.

All of the services described above for fiscal 2009 and 2008 were pre-approved by the Audit Committee or Committee Chair.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Introduction

The Audit Committee has appointed Deloitte & Touche LLP (“D&T”) to serve as Cabot’s independent registered public accountants for its fiscal year ending September 30, 2010. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. However, the Board of Directors is submitting the appointment of D&T to the stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of D&T, the Audit Committee may reconsider the appointment and may retain D&T or another accounting firm without resubmitting the matter to stockholders. Even if the stockholders ratify the appointment of D&T, the Audit Committee may select another firm if it determines such selection to be in the best interest of Cabot and its stockholders.

Representatives from D&T are expected to be present at the 2010 Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from Cabot’s stockholders.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the votes properly cast on the proposal.

Recommendation

The Board of Directors recommends that you vote “FOR” the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as Cabot’s independent registered public accounting firm for fiscal 2010.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and to furnish us with copies of the forms they file. Based on our review of filings made with the SEC and representations made by our directors and executive officers, we believe that all of our directors and all of our executive officers timely filed all reports that were required to be filed under Section 16(a) during the fiscal year ended September 30, 2009.

Future Stockholder Proposals

Any stockholder proposal intended for inclusion in Cabot’s proxy statement for the 2011 Annual Meeting of Stockholders must be received by Cabot at its offices at Two Seaport Lane, Suite 1300, Boston, Massachusetts 02210-2019, by October 8, 2010 and should be sent to the attention of the Corporate Secretary. If a stockholder of the Company intends to present a proposal at the 2011 Annual Meeting of Stockholders without including it in Cabot’s proxy statement, such stockholder must comply with the advance notice provisions of Cabot’s By-Laws. Those provisions require that Cabot receive the proposal at its offices at Two Seaport Lane, Suite 1300, Boston, Massachusetts 02210-2019, attention Corporate Secretary, not earlier than December 12, 2010, and not later than January 11, 2011.

Annual Report on Form 10-K

We are providing without charge, to each person from whom a proxy is solicited, a copy of our Annual Report on Form 10-K, including the financial statements and schedules, for fiscal 2009. To request an additional copy of the Form 10-K, please write to Corporate Secretary, Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, MA 02210-2019.

Solicitation of Proxies

The cost of soliciting proxies in the enclosed form will be borne by Cabot. In addition to solicitation by mail, officers and other employees of Cabot may solicit proxies personally, by telephone and by facsimile. Cabot may request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing. D.F. King & Co., Inc., New York, New York, has been retained to assist Cabot in the solicitation of proxies at a fee estimated not to exceed $12,500.

Miscellaneous

Management does not know of any matters to be presented at the 2010 Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the 2010 Annual Meeting, the persons named in the enclosed form of proxy intend to vote the shares to which the proxy relates on such matters in accordance with their best judgment unless otherwise specified in the proxy.

By order of the Board of Directors,

Jane A. Bell

Secretary

Boston, Massachusetts

January 28, 2010

January 28, 2010

Dear Plan Participant:

The Annual Meeting of Stockholders of Cabot Corporation will be held on March 11, 2010. The record date for determining stockholders entitled to vote at the meeting was January 14, 2010. Through your participation in the Cabot Corporation Retirement Savings Plan (“RSP”), the Cabot Corporation Long-Term Incentive Program, the Cabot UK Holdings Limited Inland Revenue Approved Employee Share Ownership Plan (“AESOP”), the Cabot Canada Ltd. Employees’ Stock Purchase Plan (“ESPP”), the Cabot Employee Stock Purchase Plan and/or the Cabot Oil & Gas Corporation Savings Investment Plan (“SIP”), you are the beneficial owner of Cabot Common Stock and have the right to instruct the Trustee of the Plan or Plans in which you participate how to vote your shares. You will be able to vote shares allocated to your accounts by following the instructions on the enclosed proxy card.

I encourage you to exercise your right to vote these shares by completing the enclosed proxy card instructing the Trustees as to your wishes. Your vote is important for two reasons. When you vote your shares, you participate directly in the affairs of the Company equally with all other stockholders. In addition, if you hold shares in the RSP or ESPP, your vote tells the Trustees of those plans how to vote shares for which no instructions are received from other plan participants. If you hold shares in the RSP, your vote also tells the Trustee how to vote shares that have not yet been allocated to participants’ accounts. If you hold shares through the RSP or the ESPP and do not vote, the plan Trustees will vote your shares (along with all other shares in the relevant plan for which votes are not cast, and with respect to the RSP, all unallocated shares) in the same proportion as those shares for which directions are received from other participants in the plans.

The Trustees of each Plan will have the voting instructions of each participant in the Plans tabulated and will vote the shares of the participants by submitting a final proxy card representing each Plan’s shares for inclusion in the tally at the Annual Meeting. Your individual vote will not be disclosed to anyone in the Company.

To vote your shares, please read the Notice of Meeting and Proxy Statement carefully, mark and sign the enclosed proxy card, and return it to the Company’s transfer agent, Computershare, before March 9, 2010 in the enclosed postage-paid envelope. If you prefer, you may vote your shares by telephone or the Internet, as explained on the proxy card, until 1:00 a.m. Eastern Time on March 10, 2010.

Sincerely,

Patrick M. Prevost

President and Chief Executive Officer

		C123456789

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

			Vote by Internet • Log on to the Internet and go to www.investorvote.com/CABT • Follow the steps outlined on the secured website.

Vote by telephone

  • Call toll free 1-800-652-VOTE (8683) within the USA,

    US territories & Canada any time on a touch tone

    telephone. There is NO CHARGE to you

    for the call.

  • Follow the instructions provided by the recorded

    message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - John S. Clarkeson*	☐	☐	☐	02 - Roderick C.G. MacLeod*	☐	☐	☐	03 - Ronaldo H. Schmitz*	☐	☐	☐

    * Each to be elected to the class of Directors whose term expires in 2013.

	For	Against	Abstain

2. To ratify the appointment of Deloitte & Touche LLP as Cabot’s independent registered public accounting firm for the fiscal year ending September 30, 2010.	☐	☐	☐	3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — Cabot Corporation

Annual Meeting of Stockholders — March 11, 2010

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Brian A. Berube, Jane A. Bell and Karen Abrams, and each of them, proxies, with power of substitution, to vote the shares of stock of Cabot Corporation that the undersigned is entitled to vote, as specified on the reverse side of this card, and, if applicable, hereby directs the trustees of the employee benefit plans to vote the shares of stock of Cabot Corporation allocated to the account(s) of the undersigned or otherwise that the undersigned is entitled to vote pursuant to such employee benefit plans, at the Annual Meeting of Stockholders of Cabot Corporation to be held on March 11, 2010 at 4:00 p.m., Eastern Time, at the Corporate Headquarters of Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, Massachusetts, and at any adjournment or postponement thereof.

WHEN THIS PROXY IS PROPERLY EXECUTED THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED AND, IF NO SPECIFICATION IS MADE, WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2 AND IT AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN ACCORDANCE WITH THEIR JUDGMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE